UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PLEXUS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
on February 10, 2010
To the Shareholders of Plexus Corp.:
          Plexus Corp. will hold its annual meeting of shareholders at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 10, 2010, at 8:00 a.m. Central Time, for the following purposes:
(1)	To elect nine directors to serve until the next annual meeting and until their successors have been duly elected.

(2)	To ratify the selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors.

(3)	To transact such other business as may properly come before the meeting or any adjournment thereof.
          Plexus Corp.’s shareholders of record at the close of business on December 4, 2009, will be entitled to vote at the meeting or any adjournment of the meeting. On or about December 18, 2009, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and annual report, as well as vote, online.
          We call your attention to the proxy statement accompanying this notice for a more complete statement about the matters to be acted upon at the meeting.
By order of the Board of Directors
Angelo M. Ninivaggi
Vice President, General Counsel,
Corporate Compliance Officer and Secretary
Neenah, Wisconsin
December 14, 2009
You may vote in person or by using a proxy as follows:
•	By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

•	By telephone:	Call 1-800-690-6903 on a touch-tone telephone. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

•	By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign, and date the proxy card and return it to the address indicated on the proxy card.
If you later find that you will be present at the meeting or for any other reason desire to revoke your proxy, you may do so at any time before it is voted.

55 Jewelers Park Drive
P.O. Box 156
Neenah, Wisconsin 54957-0156

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
FEBRUARY 10, 2010
COMMONLY ASKED QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:    WHEN IS THIS PROXY MATERIAL FIRST AVAILABLE TO SHAREHOLDERS?
A:    On or about December 18, 2009, Plexus Corp. (“Plexus”, “we” or the “Company”) expects to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy material over the internet.
Q:    WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS INSTEAD OF A PRINTED COPY OF THE PROXY MATERIALS?
A:    Pursuant to the rules adopted by the Securities and Exchange Commission, we are permitted to provide access to our proxy material over the internet instead of mailing a printed copy of the proxy material to each shareholder. As a result, on or about December 18, 2009, we expect to mail shareholders a Notice of Internet Availability of Proxy Materials containing instructions regarding how to access our proxy material, including our proxy statement and annual report, and vote via the internet. You will not receive a printed copy of the proxy material unless you request one by following the instructions included in the Notice of Internet Availability of Proxy Materials or provided below.
Important Notice Regarding the Availability of Proxy Materials for
the Shareholder Meeting to Be Held on February 10, 2010
The proxy statement and annual report are available at www.proxyvote.com.
At www.proxyvote.com, shareholders can view the proxy material, cast their vote and request to receive paper copies of the proxy material by mail.
Q:    HOW CAN SHAREHOLDERS REQUEST PAPER COPIES OF THE PROXY MATERIAL?
A:    Shareholders may request that paper copies of the proxy material, including an annual report, proxy statement and proxy card, be sent to them without charge as follows:
•	By internet:	www.proxyvote.com

•	By email:	Send a blank email with your 12 digit control number(s) in the subject line to sendmaterial@proxyvote.com

•	By telephone:	1-800-579-1639
When you make your request, please have your 12 digit control number(s) available; that control number was included in the notice that was mailed to you. To assure timely delivery of the proxy material before the annual meeting, please make your request no later than January 27, 2010.

Q:    WHAT AM I VOTING ON?
A:    At the annual meeting you will be voting on two proposals:
1.	The election of nine directors to the board of directors to serve until Plexus’ next annual meeting and until their successors have been duly elected. This year’s nominees are:

•	Ralf R. Böer	•	John L. Nussbaum
•	Stephen P. Cortinovis	•	Michael V. Schrock
•	David J. Drury	•	Charles M. Strother, MD
•	Dean A. Foate	•	Mary A. Winston
•	Peter Kelly
2.	A proposal to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditor for 2010.
Q:    WHAT ARE THE BOARD’S VOTING RECOMMENDATIONS?
A:    The board of directors is soliciting this proxy and recommends the following votes:
•	FOR each of the nominees for election to the board of directors; and

•	FOR the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as Plexus’ independent auditors for 2010.
Q:    WHAT VOTE IS REQUIRED TO APPROVE EACH PROPOSAL?
A:    To conduct the annual meeting, more than 50% of the Plexus’ outstanding shares entitled to vote must be present in person or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares which are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists; shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting.
Assuming a quorum is present, directors are elected by a plurality of the votes cast in person or by proxy by the holders of Plexus common stock entitled to vote at the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares which are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.
Ratification of PricewaterhouseCoopers LLP as Plexus’ independent auditors will be determined by a majority of the shares voting on that matter, assuming a quorum is present. Therefore, abstentions and broker non-votes will not affect the vote, except insofar as they reduce the number of shares which are voted.
Q:    WHAT IF I DO NOT VOTE?
A:    The effect of not voting will depend on how your share ownership is registered.
If you own shares as a registered holder and you do not vote, the shares that you do not vote will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected.
If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your bank, broker or other holder of record may or may not vote your shares in its discretion depending on the proposal before the meeting. As a result of new rules applicable to director elections after January 1, 2010, your broker may no longer vote your shares in its discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. However, your broker may vote your shares in its discretion on routine matters such as the ratification of the Plexus’ independent auditors.
Q:    WHO MAY VOTE?
A:    You may vote at the annual meeting if you were a shareholder of record of Plexus common stock as of the close of business on December 4, 2009, which is the “Record Date.” As of the Record Date, Plexus had 39,589,053 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either in person or by duly authorized proxy.
Q:    HOW DO I VOTE?
A:     We offer four methods for you to vote your shares at the annual meeting—in person; via the internet; by telephone; or by mail. You may vote in person at the annual meeting or authorize the persons named as proxies on the proxy card, John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, to vote your shares. We recommend that you vote as soon as possible, even if you are planning to attend the annual meeting, so that the vote count will not be delayed.
While we offer four methods, we encourage you to vote via the internet, as it is the most cost-effective method available. There is no charge to vote your shares via the internet, though you may incur costs associated with electronic access, such as usage charges from internet access providers. If you choose to vote your shares via the internet, there is no need for you to request or mail back a proxy card.
•	By internet:	Go to www.proxyvote.com. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

•	By telephone:	On a touch-tone telephone, call 1-800-690-6903. Please have the notice we sent to you in hand because it has your personal 12 digit control number(s) needed for your vote.

•	By mail:	Please request written materials as provided on page 1 of the proxy statement. Complete, sign, and date the proxy card and return it to the address indicated on the proxy card.
If your shares are not registered in your name, then you vote by giving instructions to the firm that holds your shares rather than using any of these methods. Please check the voting form of the firm that holds your shares to see if it offers internet or telephone voting procedures.
Q:    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE REQUEST TO VOTE?
A:    It means your shares are held in more than one account. You should vote the shares on all of your proxy requests. You may help us reduce costs by consolidating your accounts so that you receive only one set of proxy materials in the future. To consolidate your accounts, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, toll-free at 1-800-937-5449.
Q:    WHAT IF I OWN SHARES AS PART OF PLEXUS’ 401(k) SAVINGS PLAN AND/OR EMPLOYEE STOCK PURCHASE PLANS?
A:    Shareholders who own shares as part of Plexus’ 401(k) Savings Plan (the “401(k) Plan”) and/or the Plexus 2000 and 2005 Employee Stock Purchase Plans (the “Purchase Plans”) will receive a separate means for proxy voting their shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations; those shares for which designations are not received will be voted proportionally, based on the votes for which voting directions have been received from participants.

Shares held in accounts under the Purchase Plans will be voted in accordance with management recommendations except for shares for which contrary designations from participants are received.
Q:    WHO WILL COUNT THE VOTE?
A:    Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes. Its representatives will also serve as the election inspectors.
Q:    WHO CAN ATTEND THE ANNUAL MEETING?
A:    All shareholders of record as of the close of business on December 4, 2009, can attend the meeting. However, seating is limited and will be on a first arrival basis.
To attend the annual meeting, please follow these instructions:
•	Bring proof of ownership of Plexus common stock and a form of identification; or

•	If a broker or other nominee holds your shares, bring proof of ownership of Plexus common stock through such broker or nominee and a form of identification.
Q:    CAN I CHANGE MY VOTE AFTER I RETURN OR SUBMIT MY PROXY?
A:    Yes. Even after you have submitted your proxy, proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or acting secretary of the meeting or by oral notice to the presiding officer during the meeting. Presence at the annual meeting of a shareholder who has appointed a proxy does not in itself revoke a proxy.
Q:    MAY I VOTE AT THE ANNUAL MEETING?
A:    If you complete a proxy card or vote via the internet, you may still vote in person at the annual meeting. To vote at the meeting, please either give written notice that you would like to revoke your original proxy to the secretary or acting secretary of the meeting or oral notice to the presiding officer during the meeting.
If a broker, bank or other nominee holds your shares and you wish to vote in person at the annual meeting you must obtain a proxy issued in your name from the broker, bank or other nominee; otherwise you will not be permitted to vote in person at the annual meeting.
Q:    WHO IS MAKING THIS SOLICITATION?
A:    This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy material will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials. Proxies may be solicited in person, or by telephone, e-mail or fax, by officers and regular employees of Plexus who will not be separately compensated for those services.
Q:    WHEN ARE SHAREHOLDER PROPOSALS DUE FOR THE 2011 ANNUAL MEETING?
A:    The Corporate Secretary must receive a shareholder proposal no later than August 20, 2010, in order for the proposal to be considered for inclusion in our proxy materials for the 2011 annual meeting. The 2011 annual meeting of shareholders is tentatively scheduled for February 16, 2011. To otherwise bring a proposal or nomination before the 2011 annual meeting, you must comply with our bylaws. Currently, our bylaws require written notice to the Corporate Secretary between October 9, 2010, and November 3, 2010. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 3, 2010, then your proposal or nomination will be untimely. In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named Proxies will be able to vote on the proposal using their best judgment.
Q:    WHAT IS THE ADDRESS OF THE CORPORATE SECRETARY?
A:    The address of the Corporate Secretary is:
Plexus Corp.
Attn: Angelo M. Ninivaggi
55 Jewelers Park Drive
Neenah, Wisconsin 54957
Q:    WILL THERE BE OTHER MATTERS TO VOTE ON AT THIS ANNUAL MEETING?
A:    We are not aware of any other matters that you will be asked to vote on at the annual meeting. Other matters may be voted on if they are properly brought before the annual meeting in accordance with our bylaws. If other matters are properly brought before the annual meeting, then the named proxies will vote the proxies they hold in their discretion on such matters.
For matters to be properly brought before the meeting, our bylaws require that we receive written notice, together with specified information, not less than 45 days nor more than 70 days before the first anniversary of the date in which proxy materials for the previous year’s annual meeting were first made available to shareholders. We did not receive notice of any matters by the deadline for the 2010 annual meeting, which was November 7, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT
          The following table presents certain information as of December 4, 2009, regarding the beneficial ownership of the Plexus common stock held by each director or nominee for director, each executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation,” all directors and executive officers as a group, and each known 5%-or-greater shareholder of Plexus.

	Shares	Percentage
	Beneficially	of Shares
Name	Owned (1)	Outstanding

Ralf R. Böer	46,000	*

Stephen P. Cortinovis	54,500	*

David J. Drury	57,500	*

Dean A. Foate	758,405	1.9%

Peter Kelly	43,600	*

John L. Nussbaum	238,727	*

Michael V. Schrock	33,500	*

Charles M. Strother, MD	57,500	*

Mary A. Winston	8,500	*

Ginger M. Jones	27,922	*

Yong Jin Lim	38,000	*

Michael D. Buseman	25,647	*

Michael T. Verstegen	118,547	*

All executive officers and directors as a group (17 persons)	1,629,103	4.0%

Barclays Global Investors, NA. (2)	2,832,982	7.2%
Lord, Abbett & Co. LLC (3)	2,603,623	6.6%
Vanguard Group, Inc. (4)	2,332,020	5.9%
Disciplined Growth Investors, Inc. (5)	2,323,979	5.9%

* Less than 1%

(1)
The specified persons have sole voting and sole dispositive powers as to all shares, except as otherwise indicated. Mr. Foate shares these powers with an adult child as to 2,000 shares, ownership of which he disclaims. The amounts include shares subject to options granted under Plexus’ option plans which are exercisable currently or within 60 days of December 4, 2009. The options include those held by Mr. Böer (41,000 shares), Mr. Cortinovis (49,500), Mr. Drury (52,500), Mr. Foate (671,750), Mr. Kelly (37,500), Mr. Nussbaum (109,252), Mr. Schrock (27,500), Dr. Strother (52,500), Ms. Winston (6,500), Ms. Jones (23,666), Mr. Lim (38,000), Mr. Buseman (24,000), and Mr. Verstegen (105,747), and all executive officers and directors as a group (1,343,909). While the total for all executive officers and directors as a group includes 178 shares that may be acquired pursuant to stock-settled stock appreciation rights (“SARs”) granted under Plexus’ equity incentive plans that are currently vested or that vest within 60 days of December 4, 2009, it excludes certain SARs because the respective exercise prices of those SARs were below the market value of Plexus common stock on December 4, 2009. SARs are owned by an individual who is neither a director nor an executive officer named in the “Summary Compensation Table.”

(2)
Barclays Global Investors, NA. (“Barclays”) filed a report on Schedule 13G dated December 31, 2008, reporting sole voting power as to 2,062,567 shares, and sole dispositive power as to 2,671,704 shares of common stock. The report was filed jointly with Barclays Global Investors, Ltd., Barclays Global Fund Advisors and Barclays Global Investors Japan Limited. Barclays subsequently filed a Report on Form 13F for the quarter ended September 30, 2009, showing sole investment power as to 2,832,982 shares and sole voting power as to 2,645,034 of those shares. The address of Barclays, a bank with investment advisor affiliates, is 400 Howard Street, San Francisco, California 94105.

(3)
Lord, Abbett & Co. LLC filed a report on Schedule 13G dated December 31, 2008, reporting sole voting power as to 2,325,523 shares, and sole dispositive power as to 2,593,762 shares of common stock. Lord Abbett subsequently filed a report on Form 13F for the quarter ended September 30, 2009, showing sole investment power as to 2,603,623 shares and sole voting power as to 2,322,626 shares. The address of Lord Abbett, an investment advisor, is 90 Hudson Street, Jersey City, New Jersey 07302.

(4)
Vanguard Group, Inc. filed a report on Schedule 13G dated December 31, 2008, reporting sole voting power as to 44,820 shares, and sole dispositive power as to 2,095,474 shares of common stock. Vanguard subsequently filed a report on Form 13F for the quarter ended September 30, 2009, showing sole investment power as to 2,332,020 shares and sole voting power as to 56,455 of those shares. The address of Vanguard Group, an investment advisor, is P.O. Box 2600, Valley Forge, Pennsylvania 19482.

(5)
Disciplined Growth Investors, Inc. filed a report on Schedule 13G dated June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares and sole dispositive power as to 2,168,854 shares of common stock. Disciplined Growth Investors subsequently filed a report on Form 13F for the quarter ended September 30, 2009, showing sole investment power as to 2,323,979 shares and sole voting power as to 1,959,879 shares. The address of Disciplined Growth Investors, an investment advisor, is 100 South Fifth Street, Suite 2100, Minneapolis, Minnesota 55402.

ELECTION OF DIRECTORS
          Plexus believes that it needs to attract and retain talented, focused, and motivated leadership to deliver the innovation and economic success its shareholders expect. For Plexus, the concept of leadership is not limited to the leadership within the company; leadership also includes the individuals who serve on Plexus’ board.
          In accordance with Plexus’ bylaws, the board of directors has determined that there shall be nine directors elected at the annual meeting of shareholders to serve until their successors are duly elected and qualified. The persons who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is not foreseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors. Plexus’ bylaws authorize up to nine directors, as determined by the board. The Plexus board may expand the board up to the number of directors authorized in Plexus’ bylaws and elect directors to fill empty seats, including those created by an expansion, between shareholders’ meetings.

	Principal Occupation	Director
Name and Age	And Business Experience (1)	Since

Ralf R. Böer, 61	Partner, Chairman and Chief Executive Officer of Foley & Lardner LLP, a national law firm (2)	2004

Stephen P. Cortinovis, 59	Private equity investor in Lasco Foods Company; previously also Partner, Bridley Capital Partners Limited, a private equity group (3)	2003

David J. Drury, 61	President and Chief Executive Officer of Poblocki Sign Company LLC, an exterior and interior sign systems company; he is also a Certified Public Accountant who practiced as such for 18 years (4)	1998

Dean A. Foate, 51	President and Chief Executive Officer of Plexus since 2002; Chief Operating Officer and Executive Vice President prior thereto (5)	2000

Peter Kelly, 52	Vice President and Chief Financial Officer of UGI Corp., a distributor and marketer of energy products and services, since 2007; previously, Chief Financial Officer and Executive Vice President of Agere Systems, a semi-conductor company, from 2005 to 2007, and Executive Vice President of Agere’s Global Operations Group prior thereto	2005

John L. Nussbaum, 67	Chairman of Plexus since 2002	1980

Michael V. Schrock, 56	President and Chief Operating Officer of Pentair, Inc., a diversified manufacturer, since 2006; previously, President and Chief Operating Officer of Pentair’s Technical Products and Filtration Divisions	2006

Charles M. Strother, MD, 69	Physician; Professor-Emeritus at the University of Wisconsin-Madison since 2005; previously, Professor at Baylor College of Medicine	2002

Mary A. Winston, 48	Senior Vice President and Chief Financial Officer of Giant Eagle, Inc., a food retailer and food distributor, since 2008; President and Founder of WinsCo Financial, LLC, a financial solutions consulting firm, from 2007 to 2008; Executive Vice President and Chief Financial Officer of Scholastic Corporation, a children’s publishing and media company, from 2004 to 2007; and a Vice President of Visteon Corporation, an automotive parts supplier, prior thereto (6)	2008

(1)	Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more.

(2)	Also a director of Fiskars Corporation, a diversified consumer products company.

(3)	Also a director of Insituform Technologies, Inc., a company specializing in trenchless technology for underground pipes, as well as the chair of its Corporate Governance and Nominating Committee.

(4)
Also a director of Journal Communications, Inc., a media holding company, where Mr. Drury serves as lead director and the chair of its Nominating and Corporate Governance Committee as well as its Executive Committee. Additionally, Mr. Drury is a trustee of The Northwestern Mutual Life Insurance Company, an insurance and financial products company.

(5)	Also a director of Regal Beloit Corporation, an electrical motors and mechanical products company, as well as the chair of its Compensation and Human Resources Committee.

(6)	Also a director of Dover Corporation, a diversified manufacturing company, and the chair of its Audit Committee.

CORPORATE GOVERNANCE
Board of Directors Meetings
          The board of directors held four meetings during fiscal 2009. As part of these meetings, non-management directors regularly meet without management present. All of our directors attended at least 75% of the total meetings of the board and the committees of the board on which they served. The Plexus board of directors conducts an annual self-evaluation process, reviewing the performance of each individual board member as well as the performance of the board as a whole.
          Plexus encourages all of its directors to attend the annual meeting of shareholders. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting. All directors attended the 2009 annual meeting of shareholders.
Director Independence
          As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”
          When the board of directors makes its determination regarding which directors are independent, the board first considers and follows the Nasdaq Global Select Stock Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and the directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to inform it of any transaction, whether direct or indirect through an immediate family member or any business entity controlled by any of them, involving the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.
          In determining independence for the coming year, the board considered two relationships that, upon review, the board did not believe affected the independence of the directors.
•
The law firm of which Mr. Böer is a partner and the Chairman and CEO, Foley & Lardner LLP, began representing the Company in a significant lawsuit and other matters in fiscal 2007. However, during fiscal 2009, Foley & Lardner’s accrued billings for fees and services to Plexus substantially decreased to $5,055. This amount represented far less than one-hundredth of one percent of each of Foley & Lardner’s and Plexus’ annual revenues.

•
Mr. Schrock is an executive officer of Pentair, Inc., which is a supplier to Plexus. Plexus’ payments to Pentair in fiscal 2009 were $985,036, which represented less than one-tenth of one percent of each of Plexus’ and Pentair’s annual revenues. It is anticipated that Pentair’s sales to Plexus may increase in the coming years.

          Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Messrs. Böer, Cortinovis, Drury, Kelly and Schrock, Dr. Strother and Ms. Winston are each “independent” under applicable rules and guidelines. Mr. Foate, as chief executive officer of the Company, and Mr. Nussbaum, who is a former chief executive officer of Plexus and receives retirement payments from Plexus, are not considered to be “independent.”
          Our independent directors have the opportunity to meet in executive session, without the other directors or management, as part of each regular board meeting.

Board Committees
          The board of directors has three standing committees, all comprised solely of independent directors: Audit, Compensation and Leadership Development, and Nominating and Corporate Governance. The committees on which our directors currently serve, and the chairs of those committees, are identified in the following table:

Compensation
		and	Nominating
		Leadership	and Corporate
Director	Audit	Development	Governance
Ralf R. Böer			Chair
Stephen P. Cortinovis	X	Chair
David J. Drury	Chair		X
Peter Kelly	X	X
Michael V. Schrock		X	X
Charles M. Strother, MD		X	X
Mary A. Winston	X

Messrs. Foate and Nussbaum are not “independent” directors; therefore, they are not eligible to serve on these committees under Nasdaq rules or the committees’ charters.
          Audit Committee
          The Audit Committee met eight times in fiscal 2009. The Audit Committee chooses the Company’s independent auditors and oversees the audit process as well as the Company’s accounting and finance functions. Among its other responsibilities, the Committee also oversees the Company’s ethics and whistle-blowing reporting programs. See also “Report of the Audit Committee.”
          Audit Committee Financial Experts
          The board has determined that Messrs. Drury and Kelly and Ms. Winston are “audit committee financial experts” based on a review of each individual’s educational background and business experience. For purposes of Securities and Exchange Commission (“SEC”) and Nasdaq rules, Messrs. Drury and Kelly and Ms. Winston are, along with Mr. Cortinovis, the other member of the Audit Committee, “independent” of Plexus. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.
          Compensation and Leadership Development Committee
          The Compensation and Leadership Development Committee (in this subsection, the “Committee”) held three meetings during fiscal 2009. The Committee establishes the general compensation philosophies and plans for Plexus, determines the CEO’s and other executive officers’ compensation and approves grants and awards under Plexus’ compensation plans. The Committee also considers and makes recommendations to the board with respect to other employee compensatory plans and arrangements. Further, the Committee is responsible for reviewing Plexus’ leadership structure, talent management efforts, leadership development and executive succession plans. In addition to the following subsection, see also “Compensation Discussion and Analysis” and “Compensation Committee Report” below for further information on the Committee’s philosophies and practices, and its determinations in fiscal 2009.
          Overview of the Compensation Decision-Making Process
          In accordance with the philosophy and the goals described below in “Compensation Discussion and Analysis,” Plexus compensates its executive officers through salaries and various other compensation plans. The Committee considers many factors in its decision-making process about the compensation of Plexus’ leadership and the design of compensation plans company-wide.

          When determining compensation in fiscal 2009, as in past years, the Committee compared the compensation of Plexus’ executive officers with that paid by other companies in the general industries in which Plexus recruits, comparable companies in the electronic manufacturing services industry, companies with similar financial profiles and numerous general and electronics industry published surveys. The Committee initially determined the peer group prior to making fiscal 2007 compensation decisions with assistance from its former compensation consultants, Sibson Consulting (“Sibson”). Companies were chosen using filtering criteria, such as industry codes, peer groups, relative size and employee base; anomalies or special circumstances (primarily acquisitions or significant size differences) which caused certain companies to not be in fact comparable were also reviewed. In addition, the Committee and Sibson also identified financial peers that were not in a similar business but which were similar in size and financial performance to Plexus.
          Our resulting core peer list for fiscal 2009 consisted of:

•	3Com Corporation	•	Broadcom Corporation	•	Juniper Networks, Inc.
•	Altera Corporation	•	Conexant Systems, Inc.	•	KLA-Tencor Corporation
•	Amkor Technology, Inc.	•	CTS Corporation	•	Linear Technology Corporation
•	Arris Group, Inc.	•	Integrated Device Technology, Inc.	•	Molex Incorporated
•	Atmel Corporation	•	International Rectifier Corporation	•	Novellus Systems, Inc.
•	Benchmark Electronics, Inc.	•	Jabil Circuit, Inc.
Essentially the same peer group was also used for fiscal 2007 and 2008; the fiscal 2009 peer group does not include Respironics, Inc., which was acquired during fiscal 2008. The Committee plans to review the composition of the peer group in fiscal 2010.
          The Committee also considers data comparing the currently vested equity versus unvested equity balances for the CEO as well as an internal assessment to review the appropriate levels of equity among the executive team. The Committee uses the vested and unvested equity information to balance the level of existing awards with the desire to reward performance and to provide retention incentives. The internal assessment identifies the proportionality of the CEO’s pay to the pay of executives at other levels in the organization and compares this information with published survey data.
          In addition to reviewing compensation to help assure that it provides an incentive for superior Company performance, the Company and the Committee regularly review comparable information from peer group companies and other sources, as discussed above, to maintain a competitive compensation package that aids in executive retention and fairly compensates the executives for performance. However, it does not aim for any numerical or percentile tests within this comparable information. The Committee believes that it is important for it to use its judgment in applying this information in individual cases, rather than arbitrarily attempting to aim for a particular numerical equivalence. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to balance different types of compensation in order to promote retention and strong Plexus performance. The Committee believes this approach best results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.
          Management Participation. Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee. Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management to review competitive practices and overall plan expense. The sessions generally focus on the CEO’s performance achievement and the elements of his compensation. The Committee also discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to the companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants in an effort to assess possible retention risks.
          Use of Consultants. The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits. The decision to retain consultants, and if so which consultant(s) to retain, is determined solely by the Committee. Management has the authority to approve compensation consultant fees on a project basis, although the Committee reviews all fees relating to executive compensation.
          Plexus human resources personnel meet with the compensation consultants to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy. This interaction provides the consultants with a framework to Plexus’ approach to compensation and its application. As part of its staff support function, Plexus human resources personnel also discuss results and conclusions with the compensation consultants. These discussions permit Plexus human resources personnel to be aware of the consultants’ recommendations and analysis, as well as to understand the rationale and methodology behind their conclusions.
          For fiscal 2008, the Committee retained Sibson to conduct a detailed review of the executive compensation program. Sibson analyzed all of Plexus’ compensation programs, and the analysis was reviewed by the CEO, human resources management and the Committee Chair. The analysis and recommendations made by Sibson were presented in writing at a Committee meeting in August 2007. Sibson’s analysis and other supporting peer group and published competitive data compiled by Plexus’ human resources personnel, in accordance with Sibson’s methodologies, were used by the Committee in determining the appropriate CEO compensation. The Sibson analysis and recommendations were also utilized by the CEO and human resources management in conjunction with other peer group and published survey data to make recommendations regarding other executive officer compensation for fiscal 2008.
          For fiscal 2009, the Committee felt it was appropriate to add a different perspective to compensation discussions after working with Sibson for two years and chose Watson Wyatt Worldwide (“Watson Wyatt”), a benefits and human resources consulting firm, as its compensation consultant. In August 2008, Plexus’ internal human resources personnel conducted an in-depth competitive pay analysis similar to Sibson’s prior year analysis; that analysis was reviewed and evaluated by Watson Wyatt. During the process of making fiscal 2009 compensation decisions, the Committee expanded its use of tally sheets and conducted an accumulated wealth analysis. The tally sheets provide a comprehensive view of Plexus’ compensation payout exposure under various performance scenarios; the Committee also used these tally sheets to evaluate the reasonableness of compensation as a whole. The accumulated wealth analysis examines the CEO’s accumulation of wealth through the deferred compensation plan and annual equity awards.
          For fiscal 2010 compensation planning, at the direction of the Committee, Watson Wyatt is conducting a detailed analysis of the current executive total compensation package. This analysis includes a review and comparison to peer group companies, internal calibration of pay and equity levels, and an accumulated wealth analysis.
          Neither the Company nor the Committee places any limitations or restrictions on its consulting firms or their reviews. Sibson and Watson Wyatt have been retained by the Company only for projects related to the Company’s executive and director compensation programs. The Company does provide substantive information about Plexus to help its consultants better understand the Company. Human resources personnel also meet with the consultants to discuss the consultants’ conclusions as to Plexus’ executive pay practices, organizational matters, the duties and responsibilities of particular positions, and overall conclusions based upon Plexus’ compensation principles and goals.

          Compensation Committee Interlocks and Insider Participation
          Each of the members of the Compensation Committee was an independent director and there were no relationships or transactions in fiscal 2009 with those members requiring disclosure under SEC rules. See, however, “Director Independence” above for certain other relationships that the board considered when determining the independence of the directors.
          Nominating and Corporate Governance Committee
          The Nominating and Corporate Governance Committee (the “Nominating Committee”) met two times in fiscal 2009. The Nominating Committee considers candidates for board membership, reviews the effectiveness of the board, makes recommendations to the board regarding directors’ compensation, monitors Plexus’ compliance efforts, and evaluates and oversees corporate governance and related issues.
          The Nomination Process
          The Nominating Committee generally utilizes a director search firm to identify candidates, but it evaluates those individuals on its own; the Committee would also consider candidates suggested by outside directors, management and/or shareholders. Plexus’ corporate board member selection criteria include honesty and integrity, high level of education and/or business experience, broad-based business acumen, understanding of Plexus’ business and industry, strategic thinking and willingness to share ideas and network of contacts. The Nominating Committee also considers the diversity of experiences, expertise and backgrounds among board members in identifying areas which could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The Nominating Committee does not evaluate proposed nominees differently depending upon who has proposed the potential nominee.
          The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified candidate expresses a serious interest, and if there is a position available and the candidate’s experience indicates that the candidate may be an appropriate addition to the board, the Nominating Committee reviews the background of the candidate and, if appropriate, meets with the candidate. A decision is then made whether to nominate that person to the board.
          If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. See also “Shareholder Proposals and Notices” for bylaw requirements for nominations. Plexus has neither received nor rejected any candidates put forward by significant shareholders.
Communications with the Board
          Any communications to the board of directors should be sent to Plexus’ headquarters office in care of Plexus’ Secretary, Angelo Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Corporate Secretary or any other corporate officer is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed. Any other procedures which may be developed, and any changes in those procedures, will be posted as part of our Corporate Governance Guidelines on Plexus’ website at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php).

Code of Ethics, Committee Charters and Other Corporate Governance Documents
          Plexus regularly reviews and augments its corporate governance practices and procedures. As part of its corporate governance practices, Plexus has adopted a Code of Conduct and Business Ethics, Corporate Governance Guidelines and written charters for each of its board committees discussed above. Plexus will be responding to and complying with related SEC and Nasdaq Global Select Stock Market directives as they are finalized, adopted and become effective. Plexus has posted on its website, at www.plexus.com, under the link titled “Investor Relations” then “Corporate Governance” (or at http://www.plexus.com/corporategovernanceguidelines.php), copies of its Code of Conduct and Business Ethics, its Corporate Governance Guidelines, the charters for its Audit, Compensation and Leadership Development, and Nominating and Corporate Governance Committees, director selection criteria (included as an appendix to our Corporate Governance Guidelines), director and officer stock ownership guidelines and other corporate governance documents. If those documents (including the committee charters, the Code of Conduct and Business Ethics and the Corporate Governance Guidelines) are changed, waivers from the Code of Conduct and Business Ethics are granted, or new procedures are adopted, those new documents, changes, waivers and/or procedures will be posted on Plexus’ corporate website at the address above.
Directors’ Compensation
          The Nominating and Corporate Governance Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards to non-employee directors under the Plexus 2008 Long-Term Incentive Plan (the “2008 Long-Term Plan”). In determining the compensation paid to the non-employee directors, the Nominating and Corporate Governance Committee considers the same types of factors, including comparison with peer companies and company performance, that are considered by the Compensation and Leadership Development Committee when determining executive compensation.
          During fiscal 2009, each Plexus director who was not a full-time Plexus officer or employee (all directors except Mr. Foate) received an annual director’s fee of $42,000 plus meeting fees of $2,000 for each board meeting attended in person ($1,000 if attended other than in person) and an additional $1,000 for each committee meeting attended in person ($500 if other than in person). The chairs of each committee received additional annual fees for service as a committee chair; the chair of the Audit Committee received $15,000 and the chairs of the Compensation and Leadership Development Committee and the Nominating and Corporate Governance Committee each received $10,000. Additionally, in certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors are eligible to defer their cash fees through Plexus’ supplemental executive retirement plan. However, none of the directors currently participates in that plan. The plan is further discussed in the “Compensation Discussion and Analysis” section below.
          Directors may also participate in the 2008 Long-Term Plan, which permits the grant of options, stock-settled stock appreciation rights (“SARs”), restricted stock, which may be designated as restricted stock awards or restricted stock unit awards, performance stock awards, and cash bonus awards to officers, key employees and directors. Stock options are generally granted to directors quarterly, at the same time as employee grants. The exercise price is equal to the average of the high and low sale prices of Plexus stock on the Nasdaq Global Select Market on the grant date. One half of the options granted vest immediately on the grant date and the balance vest on the first anniversary of the grant date.

Director Compensation Table
          The following table sets forth the compensation that was paid by Plexus to each of our non-employee directors in fiscal 2009:

	Fees Earned	Option	Stock	Other
	or Paid in	Awards	Awards	Benefits
Name	Cash ($)(1)	($)(2)	($)(2)	($)(3)	Total ($)
Ralf R. Böer	$59,500	$86,110	--	--	$145,610
Stephen P. Cortinovis	67,250	86,110	--	--	153,360
David J. Drury	70,500	86,110	--	--	156,610
Peter Kelly	57,250	86,110	--	--	143,360
John L. Nussbaum	100,250	86,110	--	$333,851	520,211
Michael V. Schrock	53,250	86,110	--	--	139,360
Charles M. Strother, MD	53,250	86,110	--	--	139,360
Mary A. Winston	55,750	86,110	--	--	141,860

(1)	Includes annual retainer, meeting, committee and chairmanship fees and, in the case of Mr. Nussbaum, his fee as Chairman of the Board. See below regarding Mr. Nussbaum’s compensation.

(2)
The amounts shown represent the expensed amounts in fiscal 2009 for grants and awards in 2009 and prior years. Generally accepted accounting principles (“GAAP”) require us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 11 to our consolidated financial statements.

The table below provides cumulative information about the fair value of options granted to directors in fiscal 2009, determined as of the options’ grant dates in accordance with GAAP. It also provides the number of outstanding stock options that were held by our non-employee directors at October 3, 2009. Restricted stock awards were not granted to directors in fiscal 2009 or any prior years.

	Option Awards
		Number of
	Grant Date	Securities
	Fair Value of	Underlying
	2009 Option	Unexercised
Name	Awards ($)	Options (#)
Mr. Böer	$86,110	43,500
Mr. Cortinovis	86,110	52,000
Mr. Drury	86,110	55,000
Mr. Kelly	86,110	40,000
Mr. Nussbaum	86,110	111,752
Mr. Schrock	86,110	30,000
Dr. Strother	86,110	55,000
Ms. Winston	86,110	10,000

Each non-employee director was awarded options for 2,500 shares on each of November 19, 2008, February 2, 2009, May 4, 2009, and August 3, 2009. The options granted on November 19, 2008, are now fully vested.

One half of the options granted on each of the other dates vested immediately on the respective grant date and the balance vest on the first anniversary of the respective grant date. Options granted to non-employee directors expire on the earlier of (a) ten years from the date of grant, or (b) one year after termination of service as a director.

(3)
Other than Mr. Nussbaum, the non-employee directors do not receive any additional benefits although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings. For Mr. Nussbaum, this represents the amounts paid to him in fiscal 2009 under his deferred compensation arrangements plus the value of the health and other welfare benefits, as well as Company matching contributions to the 401(k) Plan, provided to him. See the discussion immediately below.

          Compensation of Current and Former Executive Officers who Serve on the Board
          See “Executive Compensation” for Mr. Foate’s compensation as an executive officer of Plexus generally and his employment and change in control agreements.
          Mr. Nussbaum is a former executive officer of Plexus. He ceased being considered an executive officer or employee of Plexus when he retired as its Chief Executive Officer in 2002. However, as a consequence of his many years of service as an executive officer of Plexus, he continues to be compensated under deferred compensation arrangements which were put in place during his service as an executive officer and as the non-executive Chairman of the Board.
          In 1996, the Committee established special retirement arrangements for Mr. Nussbaum and for two other executive officers and directors who subsequently retired. Those arrangements were both to reward past service and to maintain an additional incentive for those officers’ continued performance on behalf of Plexus. The related supplemental executive retirement agreement for Mr. Nussbaum, which was amended in August 2009, is designed to provide specified retirement and death benefits to him in addition to those provided under the 401(k) Plan. Plexus’ commitment was funded in fiscal 2002 and prior years; an additional $1,026,363 of expense was recorded but no further contribution was made in fiscal 2009 in connection with the arrangements discussed below. Mr. Nussbaum has received payments under the special retirement arrangements since 2002, including payments of $313,110 for fiscal 2008 and $325,635 for fiscal 2009.
          In fiscal 2009, in connection with a review of deferred compensation agreements, it was determined that the deferred compensation agreements were not being administered by Plexus as was originally intended and that Mr. Nussbaum had been incorrectly paid by Plexus in previous years. Previously, Mr. Nussbaum’s supplemental executive retirement agreement provided that future payments were to be adjusted, depending upon the performance of underlying investments; the original intent of these agreements was for a fixed 15-year annual installment payment stream to Mr. Nussbaum. Mr. Nussbaum repaid $60,830 to Plexus in August 2009 to reflect the adjusted payments that should have been paid to him. Following discussion and approval by the Compensation and Leadership Development Committee, the August 2009 amendment was entered into in order to align the agreement’s provisions regarding the determination of payment amounts to a fixed 15-year annual installment payment stream. The amendment is consistent with the intent of the original agreement and with the manner in which the agreement has operated in practice.
          The contributions for Mr. Nussbaum’s special retirement arrangement are invested in life insurance policies acquired by Plexus on his life. To the extent that any of the payments constitute excess parachute payments subjecting Mr. Nussbaum to an excise tax, the agreement provides for an additional payment (the “gross-up payment”) to be made by Plexus to him so that after the payment of all taxes imposed on the gross-up payment, he retains an amount of the gross-up payment equal to the excise tax imposed. If Mr. Nussbaum dies prior to receiving all of the 15-year annual installment payments, specified death benefit payments become due.
          For his service as Plexus’ non-executive Chairman of the Board, Mr. Nussbaum received $52,000 in fiscal 2009 plus health and other welfare benefits, as well as Company matching contributions to the 401(k) Plan, in addition to the above retirement payments and his regular board fees. Since his retirement, Mr. Nussbaum has been eligible to receive additional options or stock awards in his capacity as a non-employee director and has received the same awards as other non-employee directors under Plexus’ stock incentive plans.

Stock Ownership Guidelines
          Plexus believes that it is important for directors and executive officers to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Directors and executive officers must comply with stock ownership guidelines as determined from time to time by the board. The ownership guidelines for directors currently require that directors must own 5,000 shares of common stock within five years of election or appointment to the board, of which 2,000 shares must be owned within the first year of service. Unexercised stock options (whether or not vested) do not count toward a director’s ownership for purposes of these guidelines. Currently, all of our directors are in compliance with these guidelines. The stock ownership guidelines for executive officers are discussed at “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Securities Exchange Act of 1934 requires Plexus’ officers and directors, and persons who beneficially own more than 10% of Plexus’ common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These “insiders” are required by SEC regulation to furnish Plexus with copies of all forms they file under Section 16(a).
          All publicly-held companies are required to disclose the names of any insiders who fail to make any such filing on a timely basis within the preceding fiscal year, and the number of delinquent filings and transactions, based solely on a review of the copies of the Section 16(a) forms furnished to Plexus, or written representations that no such forms were required. On the basis of filings and representations received by Plexus, Plexus believes that during fiscal 2009 Plexus’ insiders have complied with all Section 16(a) filing requirements which were applicable to them.

COMPENSATION DISCUSSION AND ANALYSIS
          The Compensation and Leadership Development Committee (in this section, the “Committee”) of the Plexus board of directors sets general compensation policies for Plexus. The Committee makes decisions with respect to compensation of the Chief Executive Officer and other Plexus executive officers and grants stock options, restricted stock units and other awards. This section discusses the Committee’s executive compensation philosophy and decisions on executive compensation.
          Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.
Executive Compensation Philosophy, Goals and Process
          The Committee’s philosophy is to fairly compensate all individuals, including executives, for their contributions to Plexus, appropriately motivate employees to provide value to Plexus’ shareholders, and consider the ability of Plexus to fund any compensation decisions, plans or programs. Fair compensation must balance both short-term and long-term considerations and take into consideration competitive forces, best practices, and the performance of Plexus and the individual. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders while not exposing the Company to undue risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end-markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.
          Plexus’ executive compensation program is designed to provide a rational, consistent reward system that:
●	attracts, motivates and retains the talent needed to lead a strong global organization;

●	drives global financial and operational success that creates shareholder value without encouraging inappropriate risk-taking;

●	creates an ownership mindset and drives behaviors that improve Plexus’ performance and maximize shareholder value; and

●	appropriately balances Company performance and individual contribution towards the achievement of success.
          For a discussion of the Committee’s decision-making process, its use of consultants and the role of Plexus’ executive officers and staff, see “Corporate Governance—Board Committees—Compensation and Leadership Development Committee—Overview of the Compensation Decision-Making Process” above in this proxy statement.
Overview of Executive Compensation and Benefits
          Plexus uses the following compensation reward components working together to create competitive compensation arrangements for our executive officers:

Reward Component	Purpose

Base Salary
Base salary is intended to provide compensation which is not “at risk”; however, salary levels and subsequent increases are not guaranteed. Our base salaries are designed to offer regular fixed compensation for the fulfillment of the duties and responsibilities associated with the job roles of our executives and employees. They are also important because they present a starting point for considering compensation when we seek to attract and retain talented individuals.

Annual Incentive
Our annual cash incentive compensation plan, the Variable Incentive Compensation Plan (the “VICP”), is designed to reward employees for the achievement of important corporate financial goals. There is also a small component of the VICP that rewards employees for the attainment of individual objectives. The opportunity to earn annual cash incentive payments under the VICP provides a substantial portion of compensation that is at risk and that depends upon the achievement of measurable corporate financial goals and individual objectives. The design of the VICP offers incentives based on our direct performance, as distinguished from equity-based compensation, which is significantly affected by market factors that may be unrelated to our results. We use payouts from the VICP to provide further incentives for our executive officers and employees to achieve these corporate financial goals and individual objectives.

Long-Term Incentives
A substantial part of compensation, which is also at risk, is longer-term equity-based compensation, typically awarded in the form of stock options and restricted stock units (“RSUs”). Our long-term incentives are designed to tie a major part of our key executives’ total compensation opportunities to Plexus’ market performance and the long-term enhancement of shareholder value. The 2008 Long-Term Plan is also designed to encourage the long-term retention of these executives.

Benefits
The health and well-being of our employees and their families is important to us. Therefore, we provide all of our employees in the United States with various benefits, such as health and life insurance. Offering these benefits also assists the Company in attracting, as well as retaining, executive officers and key personnel.

Retirement Plans
The Company maintains retirement plans to help our employees provide for their retirement on a tax-advantaged basis. Offering retirement plans helps the Company to attract and retain qualified employees, as well as meet competitive conditions. The 401(k) Plan includes a Plexus stock fund as one of its choices to permit employees to maintain Plexus ownership if they wish. The Company also provides a supplemental executive retirement plan under which certain executive officers may elect to defer some or all of their compensation and the Company makes additional contributions on their behalf.

Agreements
Only our Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus and to assist in maintaining their continuing loyalty.

Elements and Analysis of Direct Compensation
Overview of Direct Compensation
          Plexus uses three primary components of total direct compensation—salary, annual cash incentive payments under the VICP and long-term equity-based awards under the 2008 Long-Term Plan. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways.
          The Committee does not use any specific numerical or percentage test to determine what percentage of direct compensation will be paid in base salary versus the compensation at risk through the VICP or equity-based compensation. However, the Committee believes that a meaningful portion of compensation should be at risk. VICP targets for executive officers other than the CEO ranged from 35% to 50% of base salary in fiscal 2009 with the opportunity to earn a bonus beyond the target if company financial goals were exceeded. In the case of the CEO, the potential target compensation at risk as a percentage of base salary was 100%, reflecting his overall greater responsibility for the Company. Long-term incentives for executive officers are in the form of stock options, which contain an inherent amount of risk since no value is received unless there is an appreciation in stock price, and RSUs and long-term cash awards that vest based on continued service. After determining each element, the Committee also reviews the resulting total compensation to determine that it is reasonable as a whole.
          In fiscal 2009, the Committee reviewed the Company’s plan to modify the expected timing of annual salary planning and equity planning for the general employee base. Specifically, base salary adjustments and equity awards are now generally targeted for implementation in the second quarter of each fiscal year rather than the first quarter timing used in previous years. This change is intended to better align employee rewards with the Company’s processes to evaluate employees’ performance, forging a stronger link between employee performance and pay. The Committee decided to adopt the same timing changes for the CEO and executive officers.
Base Salary
Structure. The Company and the Committee review market-based comparisons, peer group analysis and other third-party survey data as reference points for compensation practices as well as sources of comparative information to assist in establishing appropriate base salaries for its executive officers. Through this form of benchmarking, we do not aim for particular numerical or percentage tests as compared to the peer group or the surveys, we generally target base salaries within ranges near market medians of those groups, with adjustments made to reflect individual circumstances. The effective date of any base salary increase for our executive officers has typically been at or near the start of the fiscal year; however, beginning with fiscal 2010, the effective date for these adjustments was moved to January in order to be aligned with the Company’s other salaried employees. The Committee expects to make these determinations in December 2009 after it has reviewed and considered the analysis being provided by Watson Wyatt, as discussed above in “Corporate Governance–Board Committees–Compensation and Leadership Development Committee–Overview of the Compensation Decision-Making Process–Use of Consultants.”
Factors Considered in Determining Base Salary. Prior to establishing base salary increases for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include compensation data from the proxies of our peer group, salary increase trends for executive base pay and other information provided in published surveys. An in-depth total rewards analysis, including base salary, is completed annually for each executive position using the peer group and survey data as indicated above. The Committee also considers the individual executive officers’ duties and responsibilities and their relative authority within Plexus.
With respect to increases in CEO base salary (as well as other compensation actions that impact our CEO), the Committee uses this input and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. With respect to the other executive officers, the CEO uses similar data and submits his recommendations to the Committee for final determination. The data gathered in the determination process helps the Committee to test for fairness, reasonableness and competitiveness. However, taking into account the compensation policies and goals and a holistic approach to executive compensation packages, the Committee’s final determination may incorporate the subjective judgments of its members as well.
Executive officer base salary increases may include the following two components:
–
Competitive Adjustments. If executive officer salaries fall below the competitive median range when we compare them to our peer group and survey data, we consider increasing the salaries to a more competitive level. In some cases these competitive adjustments may take place over a multi-year period and may depend on individual performance.

–
Merit Increases. If executive officer salaries are found to be at an appropriate level when we compare them to the peer group and general industry survey data for the position, then a separate merit increase may be provided based on individual performance, if appropriate.

2009 Base Salary Adjustments. Base salary adjustments for fiscal 2009 were approved by the Committee in August 2008. For fiscal 2009, the Committee approved a base salary adjustment of $75,000 for the CEO, an 11.1% increase from his fiscal 2008 base salary. The Committee sought to align the CEO’s salary with peer group and market comparisons over a multi-year period as well as achieve CEO base salary near the 50th percentile, particularly in view of the Company’s strong financial performance. With this increase, the CEO’s base salary is near the 50th percentile of those comparisons. Our CEO’s base salary is higher than that of other executive officers because of his more extensive and challenging duties and responsibilities.
Increases for the other executive officers varied from 3.7% to 20.0% and reflected the factors discussed above; the smaller adjustments reflected merit increases for performance over the past year when salaries were otherwise in line with the market while larger increases represented a combination of competitive adjustments and merit increases. For Ms. Jones, Mr. Lim, and Mr. Buseman, the increases also reflected the significant new duties they assumed in fiscal 2008; these individuals became executive officers in late fiscal 2007 and the scopes of their respective duties were not reflected in their previous salaries. The compensation and benefits package of Mr. Lim also reflects regional survey data of the Malaysian markets. Mr. Buseman’s increase was larger than that of other executive officers due to the greater competitive gap between his salary and the mid-range of peer group and market comparisons reviewed by the Committee. Other variations between the executive officers reflect competitive conditions and the Committee’s view of the executive officers’ duties, responsibilities and performance. Presented below are the fiscal 2009 base salaries and percentage increases as compared to fiscal 2008 for our named executive officers:

	Fiscal 2009	Percentage Increase
Executive Officer	Base Salary	Compared to Fiscal 2008

Mr. Foate	$750,000	11.1%
Ms. Jones	$335,000	10.7%
Mr. Lim	$270,000	10.0%
Mr. Buseman	$300,000	20.0%
Mr. Verstegen	$271,000	5.0%
Annual Incentive
Plan Structure. The VICP provides annual cash incentives to approximately 2,500 participants, including our CEO and other executive officers. Each participant has a targeted award that is expressed as a percentage of base salary. For example, in fiscal 2009 the targeted award opportunity for the CEO was 100% of base salary, and the opportunities for other executive officers varied from 35% to 50% of base salaries; the opportunities for non-executive officer participants varied from 3% to 30% of base salaries. Executive officers and senior level non-executive officers also have an opportunity above the target level based on corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher bonus opportunities under the VICP because the Committee believes that the higher ranking the position, the more influence the individual can have on corporate performance. In addition, market information indicates that competitive factors make relatively higher reward possibilities important for those positions. For each participant, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives. The table below lists the fiscal 2009 targeted VICP award opportunities for the named executive officers, expressed as a percentage of base salary:

2009 Targeted Award as a
Executive Officer	Percentage of Base Salary

Mr. Foate	100%
Ms. Jones	50%
Mr. Lim	40%
Mr. Buseman	50%
Mr. Verstegen	50%

The VICP provides for payments relating to corporate financial goals both below and over the targeted awards by establishing specific “threshold levels” of corporate performance at which payments begin to be earned and “maximum levels” beyond which no further payment is earned. The payout at the “maximum level,” which is based solely on achieving the corporate financial goals, is 180% of the targeted award for the CEO and the other executive officers.
Under the VICP, the Committee has the authority to adjust results, for example, to reflect acquisitions or unusual gains or charges. No such discretion was used by the Committee in fiscal 2009.
2009 Plan Design – Company Goals. The specific corporate financial goals for fiscal 2009, each of which stood independently of the other with regard to award opportunities, were revenue and return on capital employed (“ROCE”). The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. Our fiscal 2009 targets for these goals were set as part of the annual financial planning process. For each of the corporate financial goals, we also established specific “threshold” and “maximum” levels of achievement as part of that process.
For the purposes of the VICP, ROCE is defined as annual operating income before taxes excluding unusual charges and equity-based compensation costs divided by the five-point quarterly average of Capital Employed during the year. Capital Employed is defined as equity plus debt less cash, cash equivalents and short-term investments. The Company excludes equity-based compensation costs because such costs can influence results due to external market factors. Additionally, ROCE is calculated excluding the impact of any restructuring and/or non-recurring charges because these factors do not reflect the operating performance of the Company, which the VICP is intended to reward.
No award is paid for any component of the VICP if Plexus incurs a net loss for the fiscal year (excluding non-recurring or restructuring charges and equity-based compensation costs). Awards for performance between the “threshold” level and “targeted” level are calculated by straight-line interpolation, as are awards between the “targeted” level and the “maximum” level.
For fiscal 2009, in accordance with Plexus’ strategic plan, the Committee set both revenue growth and ROCE targets at aggressive, yet achievable levels to incent growth, but also to deter undue risk-taking. The 2009 revenue target represented approximately 15% growth over fiscal 2008 revenue. The Committee felt this target was challenging, but achievable, based on industry conditions and Plexus’ financial plan. To help assure that revenue growth would continue to result in shareholder value, the Committee set the 2009 ROCE target at 23.0%. The ROCE target was below the level achieved in fiscal 2008 to recognize the higher levels of capital investment as well as the investments in working capital planned for fiscal 2009. The Committee emphasized revenue growth when setting the VICP maximum threshold, as ROCE at the “maximum” level was also set at 23.0%.
The following table sets forth the fiscal 2009 financial targets and potential VICP payout amounts (as a percent of targeted VICP bonus) for the named executive officers, at the threshold, targeted and maximum performance levels. In accordance with the VICP, the ROCE targets excluded the impacts of restructuring charges and equity-based compensation costs.

	Threshold		Target		Maximum

Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$1,916	0%	$2,118	40%	$2,174	140%
ROCE	20.0%	0%	23.0%	40%	23.0%	40%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROCE + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2009, revenue was $1,617 million and ROCE was 15.7%. Thus, Plexus did not achieve the corporate financial goals established for revenue or ROCE and therefore did not pay any awards to executive officers or any other employees based on those two components. Plexus’ actual performance in fiscal 2009 as compared to these targets is illustrated by the following graph:
2009 Plan Design – Individual Objectives. Individual participants typically set several individual objectives for the plan year, which are developed with, reviewed by and approved by the participant’s manager. Some of the individual objectives are shared by multiple executives when they team to focus on an objective. Attainment of the individual objectives represents 20% of the potential targeted VICP award. The Committee determines and approves the individual objectives established for the CEO. The Committee also reviews and approves, with input from the CEO, the individual objectives established for the other executive officers. The Committee’s assessment of all executive officers’ individual objectives is based on their likely impact on the achievement of the annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.
Achievement of individual objectives, for which there was a potential payout equivalent to 20% of the “targeted” bonus award, varied among the named executive officers from 86.4% to 98.3% of the individual’s potential payout for personal objectives, with the CEO achieving 98.3%. These percentages were based upon the Committee’s determination of the degree to which the executive achieved his or her objectives. The CEO provided the Committee with an assessment of the performance of all of the executive officers other than himself and recommended resultant bonus levels based on the achievement by each executive officer of his or her individual objectives.
The following are summaries of the individual objectives for our named executive officers in fiscal 2009:
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Dean A. Foate: Mr. Foate’s individual objectives related to: designing strategies to support global expansion; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; developing processes to evaluate organizational effectiveness, leadership talent and employee performance; and redesigning the Company’s annual incentive compensation plan to more effectively align rewards with Company and individual employee performance.

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Ginger M. Jones: Ms. Jones’ individual objectives related to: designing strategies to support global expansion; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; creating an internal decision-making process to evaluate, deploy, and track strategic investments; redesigning the Company’s annual incentive compensation plan to more effectively align rewards with Company and individual employee performance; establishing a governance framework for identifying, assessing and managing enterprise risk; designing strategies for the continued development and deployment of a global information technology (“IT”) platform; creating a process for effectively managing the Company’s operating costs in light of the overall business model; and optimizing the Company’s overall cash cycle and improving return on invested capital.

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Yong Jin Lim: Mr. Lim’s individual objectives related to: supporting the expansion of operations in Asia; developing strategies and processes for the effective integration of customer management, manufacturing, and engineering operations; establishing a governance framework for identifying, assessing and managing enterprise risk; designing strategies for the continued development and deployment of a global IT platform; implementing cost reduction strategies to improve ROCE; developing processes to evaluate organizational effectiveness and leadership talent; and developing strategies to drive growth of the Company’s engineering services.

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Michael D. Buseman: Mr. Buseman’s individual objectives related to: designing strategies to support global expansion; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; creating an internal decision-making process to evaluate, deploy, and track strategic investments; designing strategies for the continued development and deployment of a global IT platform; optimizing the Company’s overall cash cycle and improving return on invested capital; developing strategies and processes for the effective integration of customer management, manufacturing, and engineering operations; developing strategies and procedures to ensure efficient and effective costing processes; and implementing cost reduction strategies to improve ROCE.

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Michael T. Verstegen: Mr. Verstegen’s individual objectives related to: designing strategies to support global expansion; developing and implementing strategies to differentiate the Company in the marketplace through the expansion of service capabilities; and creating an internal decision-making process to evaluate, deploy, and track strategic investments.

Long-Term Incentives
Plan Structure. Total compensation, consistent with practices in our industry, places a particular emphasis on equity based compensation. The shareholder-approved 2008 Long-Term Plan allows for various award types, including options, SARs, restricted stock, RSUs, and performance awards (payable in cash and/or equity). Those awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The Committee’s policy is to not “back-date” equity grants and no equity grant was “back-dated” in fiscal 2009. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards. Going forward, the Committee intends to continue using a combination of stock options, RSUs and long-term cash awards.
The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. The Committee intends that each element of the portfolio addresses a different aspect of long-term incentive compensation, as set forth below:
–	Stock options provide rewards based upon the appreciation in value to shareholders as measured by the increase in our share price.

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RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. RSUs further align executives’ interests with the interests of shareholders and provide a long-term ownership mentality as well as motivation to succeed in the long-term because the value of RSUs does not solely depend upon increases in the market price of our shares, which may occur over a short period of time.

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Long-term cash awards, which generally accompany annual grants of RSUs to executive officers, serve as a stable retention incentive of a known value. Since long-term cash awards vest on the same schedule as RSUs, executives have access to the cash proceeds to help cover related tax liabilities. This can increase retained share ownership and reduce dilution to shareholders because the executive need not sell as many shares to cover taxes on the vesting of RSUs.

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For non-executives and key employees who are eligible for equity awards, Plexus uses a distribution weighted toward stock-settled stock appreciation rights (“SARs”). Stock-settled SARs provide rewards based upon the appreciation in value to shareholders as measured by the increase in our share price; the Committee uses stock-settled SARs rather than options for non-executives and key employees because stock-settled SARs do not require a cash outlay on exercise and promote employee share ownership. Stock-settled SARs also allow the Committee to preserve shares available under the plan and minimizes dilution.

The allocation formulas for executive officers and other non-executive employees receiving equity grants are illustrated in the pie charts below:

Annual Award Determination Process. The Committee determines the entire value of each grant based on the duties, responsibilities and performance of the award recipient. Pursuant to its portfolio approach, the Committee then distributes the entire value of each grant to each officer among three types of awards—options, RSUs and long-term cash — as shown above. The awards are valued at their Black-Scholes fair-market value when making these determinations. For current executive officers, the Committee uses a distribution formula weighted toward stock options, so as to particularly promote increasing shareholder value.
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Option/SARs Pool Determination. Each year the Committee is presented a recommended total pool of options and stock-settled SARs to be awarded to eligible participants. The Committee reviews the estimated cost of the pool, as well as the recommended grant guidelines; the Committee uses a relatively constant pool size because it wishes to control the expense to the Company and manage dilution to shareholders. The options and stock-settled SARs granted to executive officers and employees in fiscal 2009 were for a total of 534,371 shares. That amount excludes options for 80,000 shares awarded to the non-employee directors.

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Option/SARs Pool Allocation. The Committee determines the grants for the CEO and other executive officers. Those awards are developed by considering the total pool of options to be awarded, which is recommended by management, subject to the Committee’s review and approval. The Committee chooses a grant size that balances the need to provide fair compensation with the desire to keep related compensation expense relatively stable from period to period and to manage shareholder dilution. The numbers granted to each executive officer primarily vary according to the executive officers’ duties and responsibilities within the Company and also include a review of performance. Those in positions with more responsibility tend to receive more options to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information to balance the level of existing awards with the desire to reward performance and to provide retention incentives. The CEO provides the Committee with initial recommendations as to the number of options to be granted to each executive officer other than himself. The remaining pool, which is comprised of stock-settled SARs and RSUs, is then allocated to high-performing key employees based upon recommendations by executive officers in accordance with a grant range grid, which assigns a range of stock-settled SARs grant sizes to each employee responsibility level. For fiscal 2009, options for 82,000 shares were granted to the CEO, and options for 123,000 shares were granted to the other executive officers as a group. Additionally, stock-settled SARs for 1,100 shares were granted to an individual who was an executive officer at the time of the grants, but not at the end of fiscal 2009.

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RSU and Long-Term Cash Award Determinations. Once the Committee determines the levels of options to award, it then grants RSUs and long-term cash awards in accordance with the formulas discussed above, in order to effectively balance the motivations provided by the different types of awards. A similar process occurs for those receiving stock-settled SARs. In fiscal 2009, 110,257 RSUs were granted to executive officers and other non-executive employees through annual grants, along with $1,055,946 in long-term cash awards. In addition to the annual grants of RSUs, certain executive officers received a special grant consisting of solely RSUs in August 2009 to encourage retention, as described below.

Basis for Determination of Timing of Grants. The Committee makes quarterly stock option and stock- settled SARs grants rather than annual grants due to the volatility of the stock market and of Plexus’ stock in particular. Granting stock options and SARs all on one date in the year can make the strike price, its related expense, and the opportunity it represents to employees vary significantly in ways that do not necessarily reflect long-term performance of Plexus stock.
The Committee’s formula to support the quarterly grant strategy states that the grant dates will occur three days subsequent to the release of quarterly earnings, not including the day of the release. The Committee uses future dates, as is permitted by the 2008 Long-Term Plan, because that minimizes the opportunity to choose a date based upon market performance known or knowable at the time of determination. The 2008 Long-Term Plan provides that the exercise price of a stock option is not permitted to be less than the fair market value on the stock option grant date. New hire option and stock-settled SAR grant levels are determined at or around the time of hire, and commence on the next quarterly grant date following the date of hire.
Grants of RSUs and long-term cash awards are generally made once a year. In fiscal 2009, such grants were made at the same time as the first option and stock-settled SAR grants for the fiscal year. There was also a special grant consisting solely of RSUs in August 2009 to certain executive officers, as described below. Going forward, the Committee anticipates generally granting RSUs and long-term cash awards once a year during the fiscal second quarter.
Special Retention-Related Grant of RSUs. The Committee made a special grant consisting solely of RSUs in August 2009 in order to encourage the retention of its key leadership and to continue to align them with the Company’s future business results. The Committee recognized that retaining key leadership was especially critical in order to manage through the challenging economic environment and to position the organization for future sustained growth and profitability. The special grant of RSUs was intended to further align executives with the downside risk and upside potential experienced by all shareholders. RSUs foster retention by providing recipients with a certain equity interest in the value of the Company’s shares contingent on their continued employment with Plexus. Unlike options, the value of RSUs does not solely depend upon increases in the market price of our shares; thus, RSUs promote a long-term ownership mentality and motivate employees to increase shareholder value.
The Committee reviewed the vested and unvested equity balances of every executive officer in order to assess its value in retaining each individual. Based on that review and a determination of appropriate levels of equity to provide retention incentives, the following grants of RSUs were made: Ms. Jones (15,000),

Mr. Lim (15,000), Mr. Buseman (20,000) and Mr. Verstegen (5,000). In addition, 45,000 RSUs were granted to other executive officers as a result of the Committee’s assessment. Mr. Foate did not receive a retention grant in August 2009 because the Committee felt Mr. Foate had acquired sufficient equity to not warrant a retention-related grant at that time. The Committee approved the special grant of RSUs under the 2008 Long-Term Plan.
2009 Awards. Using these principles and reflecting all of the above grants, in fiscal 2009, the Committee made total grants of options, RSUs and long-term cash to the named executive officers as follows:

Executive	Options	RSUs	Long-Term
Officer	(#)	(#)	Cash ($)

Mr. Foate	82,000	20,398	$416,109
Ms. Jones	20,000	19,975	101,490
Mr. Lim	20,000	19,975	101,490
Mr. Buseman	20,000	24,975	101,490
Mr. Verstegen	12,000	7,985	60,894

Options vest in two annual increments and grants of RSUs and long-term cash awards vest on the third anniversary of the grant, all subject to early vesting on a change in control.
Equity Ownership Guidelines. To complement the 2008 Long-Term Plan’s goal of increasing the alignment between the interests of management and shareholders, the Committee adopted executive stock ownership guidelines. These guidelines require executive officers, including all of the named executive officers in the “Summary Compensation Table” below, to own, at a minimum, Plexus stock with a market value equal to one times their annual base salary. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired while an executive officer until the ownership requirement is met; there are exceptions, including financing the exercise of stock options when the shares will be held or with prior approval under special circumstances. All officers are in compliance with the procedural requirements of the guidelines, while two of the officers have met the ultimate ownership amounts anticipated by the guidelines.
Elements and Analysis of Other Compensation
          In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.
Benefits
Structure. We generally provide these benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. Consistent with competitive practice, the Committee approves certain perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The other benefits for certain of our executive officers are: a flexible perquisite benefit valued at up to $10,000 per calendar year, which amount was grossed up for taxes, to be used for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice; a company car; and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. Beginning in calendar 2010, the flexible perquisite benefit will be valued at up to $15,000 per calendar year, but the gross-up for taxes will be eliminated. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel, including Mr. Lim, who are located in countries outside of the United States.

Retirement Planning - 401(k) Plan
Structure. The 401(k) Plan, which is available to substantially all U.S. salaried employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $6,125 per calendar year. Employees have a choice of investment vehicles, including a Plexus stock fund, in which to invest those funds.
Retirement Planning - Supplemental Executive Retirement Plan
Structure. As a consequence of Internal Revenue Code limitations on compensation which may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan for our executive officers to address their particular circumstances and promote long term loyalty to Plexus until retirement. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan which allows participants to defer taxes on current income. During fiscal 2000, the Committee established the current SERP arrangement. Under this plan, executive officers (other than Mr. Lim), may elect to defer some or all of their compensation. Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The plan allows investment of deferred compensation amounts on behalf of the participants into individual accounts and within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings which may be credited become payable upon termination, retirement from Plexus, or in accordance with the executive’s individual deferral election.
All executive officers, other than Mr. Lim, participate in this program. Additionally, the Company can credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require Board approval. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals. These benefits make supplemental retirement plans common practice in general industry. The Committee believes that further retirement compensation through the SERP is appropriate to meet the market for executive compensation and to provide a stronger incentive for executives to remain with Plexus through retirement.
Fiscal 2009 Plan Activity.
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Contribution Formula. Under a funding plan adopted by the Committee in fiscal 2006, the SERP provides for an annual discretionary contribution of the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan bonus at the time of the Company’s contribution. The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Towers Perrin, its compensation consultant for that program. In fiscal 2008, Watson Wyatt conducted a competitive analysis of the contribution formula and it was found to be reasonable and competitive.

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Employer Contributions. For fiscal 2009, the total employer contributions to the SERP accounts was $244,020 for all participants as a group, including $98,875 for the CEO. See footnote 4 to the “Summary Compensation Table.”

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Special Contribution. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above. In fiscal 2009, the Committee did not make any such contributions to any of the executive officers, including the named executive officers.

Fiscal 2010 Payment Schedule. For fiscal 2010, the annual contribution made by the Company will be paid throughout the year on a bi-weekly basis. This schedule will allow for dollar cost averaging and will spread the expense of the contribution across the fiscal year. If necessary, a true-up payment will be made at the end of the fiscal year so that the Company contribution will equal the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500.
Foreign Retirement Arrangements
Since Mr. Lim is not a United States resident, he does not participate in the SERP or the 401(k) Plan. Rather, he participates in the Employees Provident Fund which is mandated by Malaysian law. Under law, minimum contributions of 12% of an employee’s wages (salary plus bonus) are required to be made by an employer; Plexus chose to make a contribution of 17% in fiscal 2009 in Mr. Lim’s case since it is Plexus’ practice in Malaysia to make higher contributions than the statutory minimum for personnel with relatively high levels of seniority and responsibility.
Employment and Change in Control Agreements
Structure. We do not generally have employment agreements with our executive officers; however, Plexus does maintain an employment agreement with our Chief Executive Officer in order to recognize the importance of his position, to help assure Plexus of continuing availability of Mr. Foate’s services over a period of time, and to protect the Company from competition post-employment. All executive officers and certain other key employees have change in control agreements (with the exception of Mr. Foate, who has change in control provisions as part of his employment agreement), to both help assure that executive officers will not be distracted by personal interests in the case of a potential acquisition of Plexus as well as to maintain their continuing loyalty. We also believe that competitive factors require us to provide these protections to attract and retain talented executive officers and key employees.
Mr. Foate’s employment agreement is described below in “Executive Compensation – Employment Agreements and Potential Payments Upon Termination or Change in Control – Mr. Foate’s Employment Agreement.” The change in control agreements with our executive officers (with the exception of Mr. Foate) are described below in “Executive Compensation – Employment Agreements and Potential Payments upon Termination or Change in Control – Change in Control Arrangements.” Please refer to those discussions for a further explanation of those agreements.
Determination of Benefit Levels. In general, the change in control agreements with executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual salary plus targeted bonus, a continuation of health and retirement benefits for that period, and a gross-up payment for excise taxes. In addition, under the 2008 Long-Term Plan and its predecessor, the 2005 Equity Incentive Plan (the “2005 Equity Plan”), upon a change in control, all unvested awards will automatically vest for all award holders. Certain other key employees also have change in control agreements on substantially the same terms, although generally with only one or two years’ of coverage. The Committee believes it is important that executives and key employees have protection of their livelihood in the face of a potential acquisition to help them maintain their focus on the best interests of the Company’s shareholders even if it may have adverse consequences to them personally.
The Committee set these benefit levels in 2008, when the agreements were updated and revised. The Committee determined that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, continue to provide an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels, particularly the use of a measurement of up to three-times salary and a gross-up for excise taxes, were adopted by the Committee at that time because it believed that they were in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent, particularly since most executives do not have an employment agreement. The Committee also believed that it was general market practice to provide that unvested awards will vest on a change in control, which is the case under the 2008 Long-Term Plan and the 2005 Equity Plan, as approved by Plexus’ shareholders. The Committee believed that it was important to maintain its executive officers’ focus on performance for the Company’s shareholders even in the event of a potential change in control. Therefore, offering a package that was consistent with market practices, was appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment. The Committee also intended that the potential expense of the agreements be reasonable as compared to total enterprise value; the Committee estimated that the agreements represented approximately 3.0% of the average of fiscal 2007 and fiscal 2006 total enterprise value at the time they were adopted. As noted above, the agreements contain a “double trigger,” which provides that benefits would only be paid to the executive officers in the event of a substantial impact upon their employment and compensation.
In fiscal 2008, the Committee also approved new guidelines to determine which employees should have change in control agreements. These new guidelines focus on position, classification code, responsibilities and compensation level in order to minimize subjectivity.
The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe that the change in control agreements will help motivate the executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company which they might perceive would jeopardize their employment.
Tax Aspects of Executive Compensation
          The Committee generally attempts to preserve the tax deductibility under the Internal Revenue Code (the “Code”) of all executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
          Section 162(m) of the Code generally limits the corporate tax deduction for compensation paid to the executive officers that is not “performance-based” to $1 million annually per executive officer. Plexus has taken action with respect to the provisions of Section 162(m) so that compensation income relating to stock options, SARs, performance-based restricted stock and cash bonuses under the 2008 Long-Term Plan (and predecessor plans) is exempt. Compensation under these shareholder approved plans which is performance-based is generally not subject to the $1 million limitation; however, the grant of restricted shares without performance goals would not be considered to be performance-based and therefore would be subject to the limit along with cash salaries and bonuses. As a result of the shareholders’ approval of the 2008 Long-Term Plan (and its predecessor) and the Purchase Plans, the Committee believes that most compensation income under these plans (other than any awards in the future of restricted stock or RSUs without performance goals, as is the case for the time vested RSUs granted in fiscal 2008 and 2009) would not be subject to the Code’s deduction limitation. However, if such restricted stock awards are made and/or any executive earns a sufficiently high VICP bonus, the covered compensation of some individuals could exceed $1 million and, in those cases, the excess would not be tax deductible. In some years, the Company has foregone a portion of its tax deduction as a result of the size of a high VICP bonus; that was not the case for fiscal 2009 compensation. Although the Company has considered strategies for dealing with these tax consequences in the future, the Committee has determined that the mix of compensation that it has used is nonetheless beneficial to achieving the Company’s goals.
          Other provisions of the Code also can affect the decisions which we make. Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess” payments upon a change in control of a publicly-held corporation to the extent the payments received by them exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for “excess” payments. Our change in control agreements provide that benefits under them will be “grossed up” so that we also reimburse the executive officer for these tax consequences. Although these gross-up provisions and loss of deductibility would increase Plexus’ tax expense, the Committee believes it is important that the effects of this Code provision not negate the protections which it provides by means of the agreements.
          The Code was amended to provide a surtax under Section 409A, relating to various features of deferred compensation arrangements of publicly-held corporations for compensation deferred after December 31, 2004. Section 409A became fully effective on January 1, 2009. We conducted an extensive review of our benefit plans and employment arrangements to help assure they comply with Section 409A and that there are no adverse effects on Plexus or our executive officers as a result of these Code amendments. We made various changes to some of these plans and arrangements to ensure full compliance with the new rules under Section 409A; however, we do not expect these changes to have a material tax or financial consequence on Plexus.

COMPENSATION COMMITTEE REPORT
          The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are set forth in a written charter adopted by the board, as set forth on the Company’s website as described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee.” The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.
          As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.
Members of the Compensation and Leadership Development Committee:
Stephen P. Cortinovis, Chair
Peter Kelly
Michael V. Schrock
Charles M. Strother, MD

EXECUTIVE COMPENSATION
          This section provides further information about the compensation paid to, and other compensatory arrangements with, our executive officers.
SUMMARY COMPENSATION TABLE
          The following table sets forth a summary of the compensation which we paid for fiscal 2009 to our Chief Executive Officer, our Chief Financial Officer and the three executive officers who had the highest compensation of our other executive officers (collectively, the “named executive officers”). More detailed information is presented in the other tables and explanations which follow the following table.

						Non-Equity
						Incentive
				Stock	Option	Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(2)	($)(4)	($)

Dean A. Foate,	2009	$745,673	$147,222	$333,910	$1,383,497	$0	$134,620	$2,744,922
President and Chief
Executive Officer	2008	672,981	129,212	195,957	1,366,137	635,240	115,907	3,115,434

	2007	569,231	80,148	0	815,226	0	95,013	1,559,618

Ginger M. Jones	2009	339,529	29,166	96,202	169,528	0	55,343	689,768
Vice President and Chief
Financial Officer (5)	2008	302,057	26,899	41,550	80,430	142,519	51,077	644,532

	2007	132,212	11,569	0	13,906	0	12,429	170,116

Yong Jin Lim	2009	267,708	18,510	84,449	169,972	0	99,141	639,780
Regional President –
Plexus Asia Pacific (6)	2008	239,371	16,852	31,163	118,795	90,383	76,075	572,639

	2007	232,693	12,528	0	60,252	0	73,102	378,575

Michael D. Buseman	2009	303,654	26,467	91,615	157,499	0	59,373	638,608
Senior Vice President,
Global Manufacturing
Operations (7)

Michael T. Verstegen	2009	274,919	25,496	59,041	198,124	0	55,579	613,159
Senior Vice President,
Global Market	2008	257,808	24,105	31,163	188,300	121,675	56,030	679,081
Development
	2007	247,817	15,530	0	117,657	0	34,973	415,977

(1)
Includes amounts voluntarily deferred by the named persons under the Plexus Corp. 401(k) Savings Plan (the “401(k) Plan”) and the Plexus supplemental executive retirement plan (the “SERP”). The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

(2)
Both the “Bonus” and the “Non-Equity Incentive Plan Compensation” columns represent amounts that were earned during fiscal 2009, fiscal 2008 and fiscal 2007, respectively, under our Variable Incentive Compensation Plan (“VICP”). Under the VICP, annual bonuses for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and individual objectives. To the extent a payment was based on individual objectives, it is in the “Bonus” column. To the extent that the bonus resulted from corporate financial performance, that portion of the bonus is included under the “Non-Equity Incentive Plan Compensation” column. We include more information about the VICP under “Grants of Plan-Based Awards” below. The amounts shown in the “2009” row were earned in fiscal 2009 but will be paid in fiscal 2010, the amounts shown in the “2008” row were earned in fiscal 2008 and were paid in fiscal 2009 and the amounts shown in the “2007” row were earned in fiscal 2007 and were paid in 2008.

(3)
This column represents the value of stock and option awards granted under the 2008 Long-Term Plan and the 2005 Equity Plan, which are explained further below under “Grants of Plan-Based Awards.” The amounts shown represent the amounts expensed in fiscal 2009, fiscal 2008 and fiscal 2007, respectively, for grants and awards made in those and prior years. Generally accepted accounting principles (“GAAP”) require us to recognize compensation expense for stock options and other stock-related awards granted to our employees and directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions which we used to determine the valuation of the awards are discussed in footnote 11 to our consolidated financial statements. Please also see the “Grants of Plan-Based Awards” table below for further information about the stock and option awards granted in fiscal 2009, and the “Outstanding Equity Awards at Fiscal Year End” table below relating to all outstanding option awards at the end of fiscal 2009.

(4)
The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP (for Mr. Lim, this represents the Company’s contribution to the Malaysian Employees Provident Fund), reimbursement made by Plexus under its executive flexible perquisite benefit, the value of the company car provided to the executive, and additional life and disability insurance coverage for Mr. Foate and Mr. Lim. Per person detail is listed in the table below:

		Company		Executive		Additional
		Matching	Company	Flexible		Life and
		Contribution	Contribution	Perquisite	Value of	Disability
	Year	to 401(k) Plan	to SERP	Benefit	Company Car	Insurance	Total
Mr. Foate	2009	$6,125	$98,875	$17,219	$2,101	$10,300	$134,620
	2008	5,750	88,750	9,706	2,356	9,345	115,907
	2007	5,625	66,195	11,803	2,045	9,345	95,013
Ms. Jones	2009	8,761	29,050	13,302	3,311	919	55,343
	2008	1,934	30,325	17,855	963	--	51,077
	2007	--	9,625	2,804	--	--	12,429
Mr. Lim	2009	--	66,589	--	17,330	15,222	99,141
	2008	--	43,409	--	17,462	15,204	76,075
	2007	--	40,791	--	17,272	15,039	73,102
Mr. Buseman	2009	5,414	25,375	16,931	10,861	792	59,373
Mr. Verstegen	2009	5,988	22,330	14,457	12,175	629	55,579
	2008	5,808	21,340	18,232	10,650	--	56,030
	2007	5,674	18,679	9,461	1,159	--	34,973

In the reported years under the executive flexible perquisite benefit, executive officers could be reimbursed for expenses up to $10,000 (plus a gross-up for taxes) in a calendar year for miscellaneous expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club memberships and/or tax and estate advice. The amounts in this column include the reimbursements under that program in the fiscal years listed above, including the related tax gross-up amounts; these amounts may exceed $10,000 due to the tax gross-up and the difference between the fiscal and calendar year. Beginning in calendar 2010, the executive flexible perquisite benefit will be valued at up to $15,000 per calendar year, but the gross-up for taxes will be eliminated.

(5)
Ms. Jones joined Plexus on April 9, 2007, became an executive officer on May 10, 2007, and was named Plexus’ Chief Financial Officer on August 29, 2007. The amounts listed in the “2007” row of the “Summary Compensation Table” above include all compensation paid by Plexus to Ms. Jones in the fiscal 2007, including amounts paid when she was not an executive officer.

(6)
Mr. Lim was designated an executive officer on August 29, 2007. The amounts listed in the “2007” row of the “Summary Compensation Table” above include all compensation paid by Plexus to Mr. Lim in fiscal 2007, including amounts paid when he was not an executive officer.

(7)	The individual listed above is a named executive officer for the first time in fiscal 2009. In accordance with SEC rules, information for prior years is not required to be presented.

GRANTS OF PLAN-BASED AWARDS
2009
     The following table sets forth information about stock and option awards which were granted to the named executive officers in fiscal 2009 under the 2008 Long-Term Plan, as well as information about the potential cash bonus awards dependent on quantifiable corporate performance goals which those executive officers could earn for fiscal 2009 performance (to be paid in fiscal 2010) under the VICP. As a result of fiscal 2009 corporate performance, bonuses based on these criteria were not earned in 2009, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about both potential compensation under the VICP and awards under the 2008 Long-Term Plan in fiscal 2009 in the table below, and additional information about those plans below the table.

			Estimated Future Payouts Under Non-					All Other
			Equity Incentive Plan Awards			All Other		Option	Exercise	Closing
						Stock Awards:		Awards:	or	Market	Grant Date
						Number of		Number of	Base Price	Price on	Fair Value
						Shares of		Securities	of Option	Grant	of Stock
	Award	Grant	Threshold	Target	Maximum	Stocks or		Underlying	Awards	Date	and Option
Name	Type	Date	($)(1)	($)(1)	($)(1)	Units (#)		Options (#)	($/sh) (2)	($/sh) (2)	Awards ($)

Mr. Foate	VICP*	11/13/08	$1	$598,868	$1,347,453	--		--	--	--	--
	RSUs & long-term cash (3)	10/31/08	--	416,109	--	20,398	(3)	--	--	--	$368,898
	Options	10/31/08	--	--	--	--		20,500	$18.085	$18.66	165,011
		02/02/09	--	--	--	--		20,500	14.625	14.92	134,466
		05/04/09	--	--	--	--		20,500	20.953	20.74	194,385
		08/03/09	--	--	--	--		20,500	25.751	25.90	246,482

Ms. Jones	VICP*	11/13/08	1	133,755	300,948	--		--	--	--	--
	RSUs & long-term cash (3)	10/31/08	--	101,490	--	4,975	(3)	--	--	--	89,973
	RSUs (4)	08/03/09	--	--	--	15,000	(4)	--	--	--	386,265
	Options	10/31/08	--	--	--	--		5,000	18.085	18.66	40,247
		02/02/09	--	--	--	--		5,000	14.625	14.92	32,797
		05/04/09	--	--	--	--		5,000	20.953	20.74	47,411
		08/03/09	--	--	--	--		5,000	25.751	25.90	60,118

Mr. Lim	VICP*	11/13/08	1	85,667	192,750	--		--	--	--	--
	RSUs & long-term cash (3)	10/31/08	--	101,490	--	4,975	(3)	--	--	--	89,973
	RSUs (4)	08/03/09	--	--	--	15,000	(4)	--	--	--	386,265
	Options	10/31/08	--	--	--	--		5,000	18.085	18.66	40,247
		02/02/09	--	--	--	--		5,000	14.625	14.92	32,797
		05/04/09	--	--	--	--		5,000	20.953	20.74	47,411
		08/03/09	--	--	--	--		5,000	25.751	25.90	60,118

Mr. Buseman	VICP*	11/13/08	1	119,623	269,151	--		--	--	--	--
	RSUs & long-term cash (3)	10/31/08	--	101,490	--	4,975	(3)	--	--	--	89,973
	RSUs (4)	08/03/09	--	--	--	20,000	(4)	--	--	--	515,020
	Options	10/31/08	--	--	--	--		5,000	18.085	18.66	40,247
		02/02/09	--	--	--	--		5,000	14.625	14.92	32,797
		05/04/09	--	--	--	--		5,000	20.953	20.74	47,411
		08/03/09	--	--	--	--		5,000	25.751	25.90	60,118

Mr. Verstegen	VICP*	11/13/08	1	108,302	243,679	--		--	--	--	--
	RSUs & long-term cash (3)	10/31/08	--	60,894	--	2,985	(3)	--	--	--	53,984
	RSUs (4)	08/03/09	--	--	--	5,000	(4)	--	--	--	128,755
	Options	10/31/08	--	--	--	--		3,000	18.085	18.66	24,148
		02/02/09	--	--	--	--		3,000	14.625	14.92	19,678
		05/04/09	--	--	--	--		3,000	20.953	20.74	28,447
		08/03/09	--	--	--	--		3,000	25.751	25.90	36,071

*
Represents a potential bonus payment for fiscal 2009 at various performance levels under the VICP to the extent they would result from corporate performance; other grants are stock options under the 2008 Long-Term Plan. Based on Plexus’ actual performance in fiscal 2009, no bonuses were earned based on corporate financial performance.

(1)
Amounts in the row labeled “VICP*” reflect potential bonus payments which would depend upon Plexus meeting corporate financial goals; these exclude potential bonus amounts for individual objectives. The amount in the “Threshold” column indicates a payment for performance just above the threshold; there is no minimum payment once the threshold has been exceeded. The amounts in the “Target” column of the rows labeled “RSUs & long-term cash” represent long-term cash awards, which generally accompany annual grants of RSUs to executive officers. The grant of RSUs in August 2009 was not accompanied by a long-term cash award.

(2)
Options were granted at the average of the high and low trading prices on the date of grant. Under the 2008 Long-Term Plan, fair market value may be determined as the average of the high and low trading prices on the date of grant or as an average for a short period of time prior to the grant. The stock options which were granted in fiscal 2009 under the 2008 Long-Term Plan vest over a two year period, with 50% of the options vesting on the first anniversary of their grant date and the remainder vesting on the second anniversary.

(3)
The RSUs vest on October 31, 2011, assuming continued employment. Grants of RSUs were accompanied by long-term cash awards, which vest on the same schedule and according to the same circumstances as the RSUs. Long-term cash awards were granted to help offset the taxes due upon the vesting of RSUs in order to encourage retention of the shares received. See the discussions below under the caption “2008 Long-Term Plan.”

(4)	The RSUs vest on August 3, 2012, assuming continued employment. This special retention-related grant, which consisted solely of RSUs, is discussed below under the caption “2008 Long-Term Plan.”
VICP
          Under the VICP, our executive officers may earn bonuses which depend in substantial part upon the degree to which Plexus achieves corporate financial goals which are set by our Compensation and Leadership Development Committee shortly after the beginning of our fiscal year. Each executive officer also may earn a portion of his or her bonus by achieving individual objectives set for that executive officer. The amounts included in the table are potential future payouts under non-equity incentive awards which could be earned pursuant to the corporate financial goals under the VICP. The amounts in the columns represent, respectively, the amount which could be earned in the event minimum results were achieved so as to result in a threshold payment to the executive officer, the amounts which could be received if each performance target was exactly met at the targeted level, and the maximum amount which could be earned under the VICP. Actual Company performance did not meet the threshold levels for revenue and ROCE for fiscal 2009. Accordingly, no bonus payments were made based on the corporate financial goals of the VICP, as reported in the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above.
          In addition, a portion of each individuals’ award could be earned based on individual objectives applicable specifically to that individual. These awards are intended to reflect in each instance an individual’s performance which may not be reflected in financial performance for the entire company. The maximum amount that could be earned based on individual performance was $149,717 for Mr. Foate (which would have been 20% of his bonus at the targeted levels) and varied from $15,030 to $33,439 for the other named executive officers (also representing 20%). The actual amounts earned by these persons are included above in the “Bonus” column in the “Summary Compensation Table.”

2008 Long-Term Plan
          Under the 2008 Long-Term Plan, the Compensation and Leadership Development Committee of the board of directors may grant directors, executive officers and other officers and key employees of Plexus stock options, stock-settled SARs, restricted stock, which may be designated as restricted stock awards or RSUs, performance stock awards (which may be settled in cash or stock), and cash bonus awards in periodic grants. In fiscal 2007, as a result of the volatility of the stock market, particularly for Plexus stock, the Committee began the practice of making quarterly option grants. This grant schedule facilitates overall compensation planning near the beginning of the fiscal year, as the total target amounts for grants for a year are set at that time. The Committee continues to make quarterly option grants; the specific dates of each grant are determined in advance. Option grants must be at the fair market value of the underlying shares when the grant is made.
          The Committee grants RSUs under the 2008 Long-Term Plan. In fiscal 2009, annual grants were made in October 2008 and vest three years from the date of the grant, assuming continued employment. The October 2008 grants of RSUs were accompanied by long-term cash awards, which are intended to provide incentives to those persons to continue to hold their shares upon vesting.
          Long-term cash awards will vest on the same schedule and under the same circumstances as grants of RSUs. Going forward, the Committee anticipates making grants of RSUs in the second quarter of each fiscal year.
          As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long Term Incentives,” the Committee also made a special grant consisting solely of RSUs in August 2009 in order to encourage the retention of its key leadership and to continue to motivate them to focus on the Company’s future business results. The Committee approved the special grant of RSUs under the 2008 Long-Term Plan.
          No further grants are being made under the 2005 Equity Plan, the predecessor of the 2008 Long-Term Plan, except, in certain circumstances, to employees in the United Kingdom. Any such grants are subtracted from the shares available for issuance under the 2008 Long-Term Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
October 3, 2009
          The following table sets forth information about Plexus stock options held by the named executive officers which were outstanding at the end of fiscal 2009.

	Option Awards				Stock Awards
					Equity
					Incentive Plan
					Awards:
	Number of	Number of			Number of	Equity Incentive Plan
	Securities	Securities			Unearned	Awards: Market or
	Underlying	Underlying			Shares, Units or	Payout Value of
	Unexercised	Unexercised	Option		Other Rights	Unearned Shares, Units
	Options	Options	Exercise	Option	That Have Not	or Other Rights That
	(#) (1)	(#) (1)	Price	Expiration	Vested	Have Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($) (2)
Mr. Foate	20,000	--	$35.547	04/24/10
	30,000	--	23.55	04/06/11
	100,000	--	25.285	04/22/12
	61,144	--	8.975	01/30/13
	45,000	--	14.015	08/14/13
	75,000	--	15.825	04/28/14
	100,000	--	12.94	05/18/15
	100,000	--	42.515	05/17/16
	37,500	--	21.41	05/17/17
	37,500	--	23.83	08/01/17
	9,375	9,375	30.54	11/05/17
	9,375	9,375	22.17	01/28/18
	9,375	9,375	24.21	04/28/18
	9,375	9,375	29.71	07/29/18
	--	20,500	18.085	10/31/18
	--	20,500	14.625	02/02/19
	--	20,500	20.953	05/04/19
	--	20,500	25.751	08/03/19
					21,375 (3)	$544,421
					20,398 (4)	519,537

Ms. Jones	6,666	3,334	18.185	04/09/17
	2,000	2,000	30.54	11/05/17
	2,000	2,000	22.17	01/28/18
	2,000	2,000	24.21	04/28/18
	2,000	2,000	29.71	07/29/18
	--	5,000	18.085	10/31/18
	--	5,000	14.625	02/02/19
	--	5,000	20.953	05/04/19
	--	5,000	25.751	08/03/19
					4,560 (3)	116,143
					4,975 (4)	126,713
					15,000 (5)	382,050

Mr. Lim	4,000	--	8.975	01/30/13
	7,500	--	12.94	05/18/15
	7,500	--	42.515	05/17/16
	2,500	--	21.41	05/17/17
	2,500	--	23.83	08/01/17
	1,500	1,500	30.54	11/05/17
	1,500	1,500	22.17	01/28/18
	1,500	1,500	24.21	04/28/18

	1,500	1,500	29.71	07/29/18
	--	5,000	18.085	10/31/18
	--	5,000	14.625	02/02/19
	--	5,000	20.953	05/04/19
	--	5,000	25.751	08/03/19
					3,420	(3)	87,107
					4,975	(4)	126,713
					15,000	(5)	382,050

Mr. Buseman	5,000	--	39.00	05/24/16
	2,500	--	21.41	05/17/17
	2,500	--	23.83	08/01/17
	1,500	1,500	30.54	11/05/17
	1,500	1,500	22.17	01/28/18
	1,500	1,500	24.21	04/28/18
	1,500	1,500	29.71	07/29/18
	--	5,000	18.085	10/31/18
	--	5,000	14.625	02/02/19
	--	5,000	20.953	05/04/19
	--	5,000	25.751	08/03/19
					3,420	(3)	87,107
					4,975	(4)	126,713
					20,000	(5)	509,400

Mr. Verstegen	15,000	--	35.547	04/24/10
	7,500	--	23.55	04/06/11
	9,000	--	25.285	04/22/12
	9,247	--	14.015	08/14/13
	15,000	--	15.825	04/28/14
	15,000	--	12.94	05/18/15
	15,000	--	42.515	05/17/16
	4,000	--	21.41	05/17/17
	4,000	--	23.83	08/01/17
	1,500	1,500	30.54	11/05/17
	1,500	1,500	22.17	01/28/18
	1,500	1,500	24.21	04/28/18
	1,500	1,500	29.71	07/29/18
	--	3,000	18.085	10/31/18
	--	3,000	14.625	02/02/19
	--	3,000	20.953	05/04/19
	--	3,000	25.751	08/03/19
					3,420	(3)	87,107
					2,985	(4)	76,028
					5,000	(5)	127,350

(1)
Option award, under the 2008 Long-Term Plan or its predecessor plan. All options have an exercise price equal to the market price of our common stock on the date of grant. Since 2005, the market price has been determined using the average of the high and low trading prices on the grant date. Prior to that date, the market price was determined by an average of the high and low trading prices over a period of five to ten trading days prior to the grant date. Options granted in fiscal 2005 vested immediately. Options granted in fiscal 2006 (and to Ms. Jones in April 2007) vest one-third on each of the first three anniversaries of the grant date. Options granted in fiscal 2007, fiscal 2008 and fiscal 2009 vest one-half on each of the first two anniversaries of the grant date.

(2)	Based on the $25.47 per share closing price of a share of our common stock on October 2, 2009, the last trading day of fiscal 2009.

(3)
Consists of RSUs awarded in fiscal 2008 under the 2005 Equity Plan. The RSUs vest on November 5, 2010, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

(4)
Consists of RSUs awarded in fiscal 2009 under the 2008 Long-Term Plan. The RSUs vest on October 31, 2011, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

(5)
Consists of RSUs awarded in fiscal 2009 under the 2008 Long-Term Plan. The RSUs vest on August 3, 2012, based on continued service through that date. See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

OPTION EXERCISES AND STOCK VESTED
2009
               The following table sets forth information about the Plexus stock options which were exercised by the named executive officers in fiscal 2009. Additionally, there were no outstanding awards of restricted stock or similar awards that vested in fiscal 2009.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($) (1)	Vesting (#)	Vesting ($)
Mr. Foate	13,856	$246,302	--	--
Ms. Jones	--	--	--	--
Mr. Lim	--	--	--	--
Mr. Buseman	--	--	--	--
Mr. Verstegen	4,253	53,099	--	--

(1)	Based on the difference between the exercise price and the sale price on the date of exercise.

NONQUALIFIED DEFERRED COMPENSATION
2009
          Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans: the 401(k) Savings Plan (the “401(k) Plan”) for all qualifying U.S. employees; and the supplemental executive retirement plan (the “SERP”) for executive officers. Because these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.
          The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 50% of their annual compensation, up to a maximum tax code mandated limit of $16,500; Plexus will match 100% of the first 2.5% of salary which an employee defers, up to $6,125 in calendar year 2009. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.
          Plexus maintains the SERP as an additional deferred compensation mechanism for its executive officers; the individuals covered in fiscal 2009 include Ms. Jones and Messrs. Foate, Buseman and Verstegen. Mr. Lim does not participate because he is not a United States resident. Under the SERP, an executive may elect to defer some or all of his or her compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The plan allows investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments. These investment choices do not include Plexus stock.
          Executive officers’ personal voluntary deferrals to the SERP for fiscal year 2009 totaled $89,321, including those by the named executive officers as set forth in the table below. In addition, the plan allows for discretionary Plexus contributions. Since fiscal 2006, discretionary contributions have been the greater of (a) 7% of the executive’s total targeted cash compensation, minus Plexus’ permitted contributions to the executive officer’s account in the 401(k) Plan, or (b) $13,500. The Committee may also choose to make additional or special contributions; none were made in fiscal 2009.
          Mr. Lim does not participate in these plans because he is a resident of Malaysia and is covered by a different system. Under Malaysian law, an employer must make a contribution to the fund of at least 12% of every employee’s salary during the year to the Employees Provident Fund, which is a retirement savings program established under Malaysian law. In accordance with its practice in Malaysia, Plexus made a contribution of 17% for Mr. Lim to reflect his seniority and responsibilities.
          The following table includes information as to contributions under the SERP or, in the case of Mr. Lim, the Malaysian Employees Provident Fund. Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, company contributions under both are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance at
	in Last FY	in Last FY	in Last FY	Distributions	Last FYE
Name	($) (1)	($)	($)	($)	($)
Mr. Foate	$28,000	$98,875	$25,255	--	$1,445,113

Ms. Jones	16,687	29,050	7,252	--	108,575

Mr. Lim (2)	36,669	66,589	30,814 (3)	$472,682	373,143 (4)

Mr. Buseman	16,623	25,375	4,979	--	67,273

Mr. Verstegen	3,623	22,330	14,686	--	326,469

(1)
Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above, as follows: Mr. Foate – $28,000; Ms. Jones – $16,687; Mr. Lim – $23,441; Mr. Buseman – $2,600 and Mr. Verstegen – $3,623.

(2)	Mr. Lim’s information relates to the Malaysian Employees Provident Fund.

(3)
“Aggregate Earnings in Last FY” represent dividends declared by the Malaysian Employees Provident Fund Board for calendar year 2008. This information is not yet available to Mr. Lim or the Company from the Malaysian Employees Provident Fund for calendar year 2009.

(4)	Mr. Lim’s fund account also includes contributions prior to his employment with Plexus and related earnings since the Malaysian Employees Provident Fund is not an employer-sponsored plan.
EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL
          In this section, we are providing information about specific agreements with our executive officers relating to employment and their post-employment compensation. As discussed further below, only Mr. Foate has an employment agreement. All of our executive officers have change in control agreements which will provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.
Mr. Foate’s Employment Agreement
          Plexus does not generally have employment agreements with its executive officers. However, when Mr. Foate became Plexus’ Chief Executive Officer in 2002, the Compensation and Leadership Development Committee and the board believed it was important to enter into an employment agreement with Mr. Foate to set forth the terms of his employment and to provide incentives for him to continue with the Company over the long term. In May 2008, the Company entered into a new employment agreement with Mr. Foate. The new employment agreement, which was approved by the Compensation and Leadership Development Committee and the board, amended and superseded Mr. Foate’s previous employment agreement with the Company. Changes were made in order to more fully comply with changes made to Internal Revenue Code (the “Code”) Section 409A and to integrate the change in control provisions into the employment agreement; however, the benefits payable under the new agreement are substantially unchanged from those under the previous agreements.
          Mr. Foate’s employment agreement is for an initial term of three years and automatically extends (unless terminated) by one year every year, so that it maintains a rolling three-year term. The agreement specifies when Plexus may terminate Mr. Foate for cause, or when Mr. Foate may leave the Company for good reason, and determines the compensation payable upon termination. The definition of “cause” and “good reason” are substantially similar to those under the change in control agreements, as described below, although “good reason” would also include a failure of Plexus to renew the employment agreement. If Mr. Foate is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, or the agreement is not renewed, Plexus is not required to make any further payments to Mr. Foate other than with respect to obligations accrued on the date of termination. If Plexus terminates Mr. Foate without cause, or he resigns with good reason, Mr. Foate is entitled to receive compensation including his base salary for a three year period following his separation date, a pro-rated VICP bonus keyed to the actual attainment of performance targets for the year in which Mr. Foate is involuntarily terminated, and certain lump sum payments designed to ensure that his benefits approximate those provided under the previous employment agreement. The lump sum payments are equal to the sum of one hundred percent (100%) of Mr. Foate’s annual base salary prior to his separation date and the maximum amount of Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans. Mr. Foate would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a three year period following his separation from Plexus. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code.
          Prior to May 2008, Mr. Foate was covered by a separate change in control agreement with Plexus; however, change in control provisions were incorporated into Mr. Foate’s current employment agreement and the previous change in control agreement with Plexus was terminated. The change in control provisions are substantially identical to those provided in the change in control agreements described below under the caption “Change in Control Agreements,” with Mr. Foate’s payment amount being three times the relevant salary plus benefits.
          Under Mr. Foate’s employment agreement, Plexus is also protected from competition by Mr. Foate after his employment with Plexus would cease. Upon termination, Mr. Foate agrees to not interfere with the relationships between the customers, suppliers or employees of Plexus for two years, and that he will not compete with Plexus over the same period and in geographical locations proximate to Plexus’ operations. Further, Mr. Foate has agreed to related confidentiality requirements after the termination of his employment.
          Under the 2008 Long-Term Plan and predecessor plans, optionholders (or their representatives) have a period of time in which they may exercise vested stock options after death, disability, retirement or other termination of employment, except in the case of termination with cause. Options do not continue to vest after termination except for full vesting upon a change in control or, when provided in related option agreements, upon death or disability. See “Outstanding Equity Awards at Fiscal Year End” above for information as to Mr. Foate’s outstanding stock options at October 3, 2009. Mr. Foate would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.
Change in Control Agreements
          In May 2008, the board approved a new form of change in control agreement. Apart from changes required by Section 409A of the Code, including delaying payment triggered by a termination of employment until six months after the termination if the employee is among the Company’s 50 top-paid employees, and changing certain definitions to be consistent with Section 409A, the new change in control agreements do not contain any other material changes from the previous change in control agreements. Additionally, the benefits payable under the new change in control agreements are the same in all material economic respects to the benefits provided by the previous change in control agreements.
          Plexus has change in control agreements with Ms. Jones and Messrs. Lim, Buseman and Verstegen, and its other executive officers (with the exception of Mr. Foate as described above under the caption “Mr. Foate’s Employment Agreement”) and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced. Their benefits must be commensurate with those of similarly situated executives of the acquiring firm, and their location of employment must not be changed significantly as a result of the change in control.

          Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted bonus payment, and to continue retirement payments and certain other benefits. The change in control agreements designate three times salary plus benefits for each of Ms. Jones and Messrs. Lim, Buseman and Verstegen. The agreements further provide for payment of additional amounts which may be necessary to “gross-up” the amounts due to such executive officer in the event of the imposition of an excise tax upon the payments. The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause.
          Under our change in control agreements:
•
A termination for a “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•
After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement; the Company requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•
A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

          Also, under the 2008 Long-Term Plan and predecessor plans, award holders (or their representatives) have a period of time in which they may exercise vested awards after death, disability, retirement or other termination of employment, except in the case of termination with cause. Awards do not continue to vest after termination, except for full vesting upon death or permanent disability when provided in the related award agreements or upon a change in control. See “Outstanding Equity Awards at Fiscal Year End” above for information as to executive officers’ outstanding stock options at October 3, 2009 (the named executive officers do not hold any stock-settled SARs). Executives would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” above for further information.
          Plexus does not have employment agreements with its executive officers other than Mr. Foate. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.
Potential Benefits Table
          The following table provides information as to the amounts which will be payable (a) to Mr. Foate under his employment agreement if he is terminated by Plexus for cause or without cause, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of October 3, 2009, the last day of our previous fiscal year. The table includes only benefits that would result from death or permanent disability, a termination or a change in control, not vested benefits that are payable irrespective of a change.

			Early Vesting	Additional
Executive Officer;	Cash	Early Vesting	of RSUs	Retirement
Context of	Payments	of Stock	(and long-term	Benefits	Other Benefits	Tax
Termination	(1)	Options (2)	cash) (3)	(4)	(5)	Gross-up (6)	Total

Mr. Foate – Termination by Plexus for Cause	--	--	--	--	$44,059	--	$44,059

Mr. Foate – Death or Disability	-- (7)	$509,064	$1,800,692	--	44,059	--	2,353,815

Mr. Foate – Termination by Plexus without Cause	$4,500,000	--	--	--	195,925	--	4,695,925

Mr. Foate – Change in Control	4,500,000	509,064	1,800,692	$315,000	195,925	$2,120,778	9,441,459

Ms. Jones – Death or Disability	-- (7)	147,138	794,796	--	5,352	--	947,287

Ms. Jones – Change in Control	1,507,500	147,138	794,796	113,433	117,474	773,210	3,453,551

Mr. Lim – Death or Disability	-- (7)	120,575	748,661	--	42,902	--	912,138

Mr. Lim – Change in Control	1,108,472	120,575	748,661	--	42,902	--	2,020,610

Mr. Buseman – Death or Disability	-- (7)	120,575	876,011	--	25,574	--	1,022,160

Mr. Buseman – Change in Control	1,350,000	120,575	876,011	92,366	183,220	724,890	3,347,062

Mr. Verstegen – Death or Disability	-- (7)	75,081	402,679	--	66,821	--	544,581

Mr. Verstegen – Change in Control	1,219,500	75,081	402,679	84,953	226,616	--	2,008,830

(1)
This amount represents payments relating to the executives’ base salary and VICP bonus to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2009 and the target VICP bonus for 2009. Under the change in control agreements, this payment equals three years salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement.

(2)
All outstanding unvested stock options would become vested upon a change in control, and the unvested options also would vest upon death or disability. The amount shown represents the difference in value of the unvested options between their exercise price and market price, based on Plexus’ closing stock price of $25.47 per share on October 2, 2009, the last trading date of fiscal 2009. These are in addition to the already fully vested stock options discussed above. See “Outstanding Equity Awards at Fiscal Year End.”

(3)
All outstanding RSUs and long-term cash awards would become vested upon a change in control. The amount shown represents the difference in value of the unvested RSUs and long-term cash awards between their grant price and market price, based on Plexus’ closing stock price of $25.47 per share on October 2, 2009, the last trading day of fiscal 2009.

(4)
Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. There are similar provisions for a termination without cause in Mr. Foate’s employment agreement. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

(5)
These amounts include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreement.

(6)
In the event of a change in control in Plexus, the change in control agreements with our executive officers provide that we will pay them an additional benefit to reimburse the “golden parachute” excise taxes which they would owe pursuant to Internal Revenue Code Section 280G. This column provides an estimate of these payments, reflecting each executive’s base compensation under Section 280G.

(7)	Excludes life or disability insurance payments from third party insurers.
CERTAIN TRANSACTIONS
          Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role but little if any stake in a particular transaction. Although these transactions are not prohibited, any such transaction must be approved by either a disinterested majority of the board of directors or by the Audit Committee.
          Please see “Corporate Governance–Director Independence” for certain transactions and relationships between Plexus and two directors which the board considered when determining the independence of the directors. See also “Corporate Governance–Directors’ Compensation–Compensation of Current and Former Executive Officers who Serve on the Board” regarding agreements with two directors. There were no other transactions in an amount or of a nature which were reportable under applicable SEC rules in fiscal 2009.
REPORT OF THE AUDIT COMMITTEE
          The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of and fees paid to the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties which may involve a potential conflict of interest. No member of the Audit Committee is employed or has any other material relationship with Plexus. The members are “independent directors” as defined in Rule 4200(a)(15) of the NASD listing standards applicable to the Nasdaq Global Select Stock Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.
          In connection with its function to oversee and monitor the financial reporting process of Plexus and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:
•	reviewed and discussed the audited financial statements for the fiscal year ended October 3, 2009, with Plexus management;

•
discussed with PricewaterhouseCoopers LLP, Plexus’ independent auditors, those matters which are required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication with Those Charged with Governance” and SEC Regulation S-X, Rule 2-07 “Communication with Audit Committees”; and

•
received the written disclosure and the letter from PricewaterhouseCoopers LLP required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence.

          Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended October 3, 2009. The Audit Committee further confirmed the independence of PricewaterhouseCoopers LLP.

Members of the Audit Committee:	David J. Drury, Chair	Stephen P. Cortinovis
	Peter Kelly	Mary A. Winston
AUDITORS
          Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PricewaterhouseCoopers LLP as independent auditors to audit the financial statements of Plexus for fiscal 2010. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
          Fees (including reimbursements for out-of-pocket expenses) paid to PricewaterhouseCoopers LLP for services in fiscal 2009 and 2008 were as follows:

	2009	2008

Audit fees:	$1,026,600	$1,056,000
Audit-related fees:	--	--
Tax fees:	56,651	44,100
All other fees:	--	--
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual audit and quarterly professional reviews; audit fees also included substantial work related to the certification of Plexus’ internal controls as required by the Sarbanes-Oxley Act. Tax services consisted primarily of compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PricewaterhouseCoopers LLP with the maintenance of that firm’s independence.
          The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2009 or 2008 that were not approved in advance by the Audit Committee under this policy.

*     *     *     *     *
By order of the Board of Directors

Angelo M. Ninivaggi
Vice President, General Counsel,
Corporate Compliance Officer and Secretary
Neenah, Wisconsin
December 14, 2009
          A copy (without exhibits) of Plexus’ annual report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended October 3, 2009, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 4, 2009, on the written request of that person directed to: Dianne Boydstun, Executive Assistant to the Chief Financial Officer, Plexus Corp., 55 Jewelers Park Drive, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 1 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com, following the links at “Investor Relations,” then “SEC Filings,” then “Plexus’ SEC Reports” (or http://www.plexus.com/annualreport.php).
          To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on page 1 of this proxy statement. You may also contact Ms. Boydstun at that address or telephone number if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.

55 JEWELERS PARK DRIVE P.O. BOX 156 NEENAH, WI 54957
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PLEXUS CORP.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Proposals: (1) Election of Directors:		☐	☐	☐
Nominees:
01) Ralf R. Böer 02) Stephen P. Cortinovis 03) David J. Drury 04) Dean A. Foate 05) Peter Kelly	06) John L. Nussbaum 07) Michael V. Schrock 08) Charles M. Strother, MD 09) Mary A. Winston

		For	Against	Abstain

(2)	Ratification of PricewaterhouseCoopers LLP as Independent Auditors;	☐	☐	☐

(3)	In their discretion on such other matters as may properly come before the meeting or any adjournment thereof;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote “FOR” each of the nominees for director who are listed in Proposal (1) and “FOR” Proposal (2).

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted “FOR” each of the nominees for director who are listed in Proposal (1) and “FOR” Proposal (2).

For address changes, please check this box and write them on the back where indicated.		☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF
PLEXUS CORP.
February 10, 2010
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
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M18134 - P86136-Z51051
PLEXUS CORP.
PROXY FOR 2010 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints John L. Nussbaum, Dean A. Foate and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp. to be held at The Pfister Hotel, located at 424 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, on Wednesday, February 10, 2010, at 8:00 a.m. Central Time, or at any adjournment thereof, as follows, hereby revoking any proxy previously given.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
(Continued and to be signed on reverse side)